f

RESTAURANT
Dining in the Park (Rendering)

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q3 2021

Quarterly Investor Package

JBGS Divider

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q3 2021 EARNINGS RELEASE
SECTION TWO

Q3 2021 SUPPLEMENTAL INFORMATION
SECTION THREE

2250 Crystal Drive (Rendering)

Management Letter

November 2, 2021

To Our Fellow Shareholders:

There will come a time (hopefully soon) when this letter leads with something other than the pandemic. While the recovery that picked up in earnest in the second quarter continues, the Delta variant surge was an unwelcome headwind. Many employers delayed return-to-the-office plans, and some even pushed their target return dates to early 2022. As we make our way past the peak of this latest surge, we expect to see continued improvement of market fundamentals as the virus wanes and rising vaccination counts slow the spread of COVID-19 where we operate. Feedback from employers who have returned to the office is encouraging, with companies describing increased efficiency, creativity and strengthened appreciation of a unified workforce, all of which bode extremely well for the future of office utilization. The headlines for our business from this quarter align well with our focus on maximizing long term net asset value per share.

Amazon nearly doubled its workforce in National Landing in less than one year, with over 3,000 new hires and over 2,500 current open positions. Construction at Phase I of HQ2, Metropolitan Park, remains well underway, with 13 of the planned 22 stories currently above ground and an unchanged planned delivery in 2023.

Virginia Tech broke ground on the first building on its $1 billion Innovation Campus in National Landing, a planned 300,000 square foot, 11-story academic building. The University expects to occupy this first phase of owned space in 2024.

Our placemaking strategy in National Landing continued with an important lease executed at Dining in the Park with the award-winning local Chef from Seven Restaurant Group. Dining in the Park is a critically important element of our ongoing repositioning of National Landing and will be a first-of-its-kind dining experience located adjacent to the planned National Landing Rail Station and pedestrian bridge to Reagan National Airport.

We are under firm contract to acquire a 432-unit multifamily asset for approximately $205 million. We expect The Batley, a newly constructed asset located in DC’s Union Market, to generate stabilized annualized NOI of approximately $8 - $8.5 million, representing a stabilized capitalization rate of approximately 4%. Subject to customary closing conditions, we plan to close the acquisition by year end, and for it to be our like-kind exchange for the sale of Pen Place.

We closed on the sale of 500 L’Enfant Plaza, a 215,000 square foot trophy office asset, of which we owned 49%, for approximately $167 million ($774 PSF), representing a stabilized capitalization rate of approximately 5%. We have generated over $92 million of sale proceeds in 2021, which deleveraged our balance sheet and created capacity for future multifamily investment opportunities. Additionally, we are actively marketing over $500 million of non-core office and land assets.

We achieved carbon neutrality across our operating portfolio, the first step in our strategy of increased and differentiated portfolio sustainability. This is an important step among many that we have taken to improve the sustainable operations of our business, differentiating us from many of our competitors in a marketplace where customers increasingly value climate responsibility.

We provide more detail on each of these growth drivers below.

JBG SMITH Overview

We own and operate urban mixed-use properties concentrated in what we believe are the highest growth submarkets of the historically recession-resilient Washington, DC metro area.

Our concentration in these submarkets, our substantial portfolio of operating and development opportunities, and our market-leading platform position us to capitalize on the significant growth we anticipate in our target submarkets.

Over 50% of our holdings are in the National Landing submarket in Northern Virginia, directly across the Potomac River from Washington, DC, where Amazon’s new 5 million+ square foot headquarters and Virginia Tech’s under-construction $1 billion Innovation Campus are located.

The Commonwealth of Virginia has incentivized Amazon to bring up to 38,000 new jobs to National Landing, which, based on data from the National Landing Business Improvement District, would increase the daytime population in the submarket from approximately 50,000 people today to nearly 90,000 people in the future, representing dramatic growth of more than 70%. Amazon recently amended its return-to-the-office plans, authorizing team leaders to establish the number of days their respective groups would be required to be physically present in the office. This revised and more relaxed policy aligns well with Amazon’s aggressive hiring in the current competitive job market. The company reiterated, however, that it expects employees to live locally and within commuting distance of the office for at least 11 months of the year.

At the Seattle headquarters, approximately 20% of Amazon’s employees live within walking or biking distance to work, and Amazon provides a $350 monthly stipend for employees who bike to HQ2. Using Amazon’s Seattle employee patterns and preferences as proxies for behaviors that might be expected at HQ2, 20% of employees, or up to 7,600 Amazon employees, could be expected to live within the National Landing submarket. This potential influx of demand for additional multifamily units aligns well with our plans to deliver new multifamily supply to the submarket. In addition to the 808 units at 1900 Crystal Drive currently under construction, our Near-Term Development Pipeline has the potential to add as many as 2,535 new multifamily units.

While we control 77% of the existing office supply and 79% of the unencumbered development density in National Landing, the balance of our portfolio is concentrated in what we believe are the highest growth submarkets in the Washington, DC metro region, the majority of which are within a 20-minute commute of the growing technology ecosystem in National Landing.

We believe the strong technology sector tailwinds created by Amazon, the Virginia Tech Innovation Campus, and our National Landing Smart City initiative, including our 5G rollout and other connectivity enhancements with best-in-class partners, will drive substantial long-term NAV per share growth.

Our successful track record and well-established platform position us to maximize the value of our Development Pipeline and to access attractively priced capital through opportunistic land sales, ground leases, and/or recapitalizations with private investors.

As of the third quarter, we had one asset under construction – 1900 Crystal Drive, an 808-unit multifamily property located in the heart of National Landing. Upon stabilization, we expect this asset to generate approximately $23 million of annualized NOI, representing a 5.8% yield on cost. Since our formation in 2017, we have successfully delivered 2.8 million square feet of mixed-use development, with an estimated stabilized yield of 6.5% for multifamily assets and 7.0% for commercial assets.

2

Over the past year, we advanced the design and entitlement of approximately 77% of our Development Pipeline, 60% of which is in National Landing. Our 14.6 million square foot Development Pipeline, 73% of which is multifamily, includes both a 5.1 million square foot Near-Term Development Pipeline and a 9.5 million square foot Future Development Pipeline. Our Near-Term Development Pipeline comprises what we believe to be the most accretive and strategic development opportunities in our growth pipeline – those which have the potential to commence construction over the next 36 months, subject to receipt of final entitlements, completion of design, and market conditions. Within our Future Development Pipeline, we have fully entitled 3.6 million square feet and are actively advancing design and entitlement on an additional 4.3 million square feet. We believe that advancing entitlement and design of these assets is the best way to maximize optionality and value, either through internal development, land sales, ground lease structures, and/or recapitalizations with third-party capital. The remaining 1.6 million square feet within our Future Development pipeline primarily includes encumbered assets that we are not currently entitling.

Our capital allocation strategy is to shift our portfolio to majority multifamily and concentrate our office portfolio in National Landing.

We expect our portfolio shift to majority multifamily will occur through a combination of investing in multifamily assets and divesting non-core office assets. In addition to the sale of $1.7 billion of non-core, primarily office assets since our formation in 2017, we intend to opportunistically sell at least another $1.4 billion of non-core assets, including office assets outside of National Landing as well as land sites where ground lease or joint venture execution may represent the most attractive path to maximizing value.

Q3 2021 and Recent Highlights

The Batley

We are under firm contract to acquire The Batley, a 432-unit, 300,000 square foot multifamily asset, for a purchase price of approximately $205 million. We expect to close on this newly constructed asset by year end, subject to customary closing conditions. The Batley is in DC’s Union Market, a vibrant entertainment and nightlife district with more than one million square feet of retail planned at full build-out including current anchors Union Market food hall, Trader Joe’s, Blue Bottle Coffee, La Cosecha Latin Market, and multiple award-winning restaurants including the Michelin-starred Masseria. The Batley is walking distance to the Metro’s red line and is adjacent to both Gallaudet University and our 840-unit Gallaudet Near-Term Development sites. The Batley is also centrally located and easily walkable from significant office tenants such as ByteDance (TikTok’s parent company) as well as the under-construction future home of the Securities and Exchange Commission (expected completion in early 2026). The Batley was 90.7% occupied as of September 30, 2021. Upon stabilization, we expect the asset to generate approximately $8 - $8.5 million of annualized NOI, representing a stabilized capitalization rate of approximately 4%. We intend to use the asset as a replacement property in a like-kind exchange for the proceeds from the sale of Pen Place to Amazon. While customary design changes have pushed the Pen Place entitlement approvals and resulting closing to Q2 2022, we expect to begin receiving income from The Batley this year.

Virginia Tech Innovation Campus

In September, Virginia Tech broke ground on the first of three academic buildings to be developed as part of its $1 billion Innovation Campus. The 11-story, 300,000-square foot building, which is expected to be completed and occupied in 2024, contemplates a gem-shaped education and research center to house instruction, research, office, and support spaces for master’s and doctoral graduate programs focused on computer science and computer engineering. Virginia Tech’s plans call for two additional campus buildings, measuring approximately 150,000

3

square feet each, to be built in a later phase. While the University expects to occupy its first phase of owned space in 2024, Virginia Tech is currently leasing interim space adjacent to the under-construction Innovation Campus. JBG SMITH is serving as the master developer on behalf of both Virginia Tech and the entire 20-acre innovation district, adjacent to the currently under-construction Potomac Yard Metro station. Once complete, the innovation district is expected to include 1.9 million square feet of academic, office, retail, and residential development, as well as more than 6.6 acres of public open space.

Near-Term Incremental NOI Update

We believe we will generate significant near-term NOI growth from the following drivers:

(i)	$27 million of expected incremental annualized NOI by year end 2022 from the stabilization of seven newly delivered assets. This growth comprises five multifamily assets (West Half, 900 and 901 W Street, The Wren and 8001 Woodmont) and two commercial assets (4747 Bethesda Avenue and 1900 N Street) that were completed between Q3 2019 and Q1 2021. These assets remain in various stages of lease-up or free rent burn-off, with the multifamily buildings 79.9% leased and the office buildings 90.1% leased as of the third quarter.
(ii)	$8 - $8.5 million of expected annualized NOI upon stabilization of The Batley. As discussed above, we plan to use this asset as a replacement property in a like-kind exchange for the expected proceeds from the sale of Pen Place to Amazon. We expect to close the acquisition of The Batley by year end, subject to customary closing conditions.

While these factors contribute to near-term NOI growth, our financial results may continue to be negatively impacted in the short-term by the COVID-19 pandemic. Despite improvements we saw in the third quarter, commercial parking income and NOI from our multifamily portfolio remain below pre-pandemic levels. Additionally, we believe the pandemic has delayed our ability to backfill some known 2021 and 2022 office vacates related to tenants’ pre-pandemic leasing decisions. While our office portfolio has exhibited strong leasing with 1.2 million square feet leased year-to-date, most of these leases comprise renewals (846,000 square feet). New leasing has been slow to recover over the past 18 months and will likely lag due to delayed return-to-the-office plans and decision-making related to future office utilization. We expect this lag to continue to impact our occupancy levels through 2022.

Capital Allocation

In the third quarter, we closed on the sale of 500 L’Enfant Plaza, a 215,000 square foot trophy office asset, of which we owned 49%, for approximately $167 million ($774 PSF), representing a stabilized capitalization rate of approximately 5%.  Year-to-date, we have generated over $92 million of sale proceeds which deleveraged our balance sheet and created capacity for future multifamily investment opportunities.

Our capital allocation strategy includes an additional $1.4 billion of dispositions of non-core assets outside of National Landing. These dispositions include income-producing office assets, as well as non-core land holdings that will serve as a source of capital through sale, ground lease or joint venture. This basket of assets generated approximately $76 million of annualized NOI in the third quarter, adjusting for free rent, and, since our formation in 2017, required average annual capital expenditures of approximately $24 million. As we complete these dispositions, we expect to recycle approximately two-thirds of the proceeds into income-producing multifamily acquisitions, yielding stabilized capitalization rates in the 3.5% to 4.5% range, with the remaining one-third earmarked for deleveraging / funding our Near-Term Development Pipeline. For example, in the third quarter, we completed the design of 2000 and 2001 South Bell Street, two multifamily assets located in National Landing comprising 775 units. Construction is expected to commence at the beginning of 2022, subject to execution of a

4

guaranteed maximum price contract, which we expect will be in-line with pricing achieved at 1900 Crystal Drive. Successful execution of this strategy will enable us to source funding at NAV from assets generating low cash yields to invest in new acquisitions with higher cash yields and growth, as well as in development projects with significant yield spreads and profit potential.

As the capital markets gradually reopen for office transactions, we are gaining increased visibility on pricing and liquidity. We are encouraged by the activity on the over $500 million of non-core assets that we are currently marketing. Barring any significant changes in market conditions or resurgence of the pandemic, we expect to market at least an additional $500 million of recycling transactions by year end 2022. We intend to pursue these recycling opportunities to accomplish our strategic objectives without delay while also ensuring the continued strength of our balance sheet as we pursue accretive investment opportunities.

We continue to seek investment opportunities with the highest potential risk-adjusted returns, which may include share repurchases.  During the third quarter, we repurchased 2.3 million shares at a weighted average price of $29.73, totaling $68.9 million.  Since we instituted our share repurchase plan in March 2020, we have repurchased 6.7 million shares at a weighted average price of $28.71, totaling $192.9 million.

Financial and Operating Metrics

For the three months ended September 30, 2021, we reported net income attributable to common shareholders of $0.9 million and Core FFO attributable to common shareholders of $42.5 million or $0.32 per diluted share. Same Store NOI for the quarter remained unchanged year-over-year at $72.7 million, while NOI for our operating portfolio and Adjusted EBITDA increased year-over-year by 12.6% and 6.7%, respectively. Our operating portfolio ended the quarter at 87.5% leased and 85.0% occupied. For second generation leases, the rental rate mark-to-market was negative 0.3%. As we have mentioned before, our mark-to-market will vary from quarter to quarter depending on the leases signed.

As of September 30, 2021, our Net Debt/Total Enterprise Value was 34.3%. Our Net Debt/Annualized Adjusted EBITDA increased to 7.9x in the third quarter and remains higher than historical levels primarily due to the impact of COVID-19 on certain income streams. We believe our leverage levels will continue to be elevated in the short-term given the pandemic’s impact on these income streams. As income streams improve with an economic recovery, and our newly delivered assets lease-up and stabilize, we expect our leverage to decrease, potentially offset by increases during active development. Finally, because our like-kind exchange for the Pen Place land is contemplated as a reverse like-kind exchange, our leverage will increase temporarily as we fund the acquisition of The Batley this year prior to receiving the cash proceeds from the land sale, which we expect in the second quarter of 2022.

Operating Portfolio

Office Trends

Our office portfolio performance remained relatively stable in the third quarter. While we experienced a significant uptick in the early summer, tour activity tapered off through the late summer and early fall and has yet to return to pre-pandemic levels. As a result, our quarterly leasing volume of 126,000 square feet was muted when compared to the strong volume we saw in the prior quarter. We believe this reduced volume is related both to the leasing seasonality we have historically observed in the summer months as well as the rise of COVID-19 Delta cases in July and August. Despite the slowdown, we are encouraged by a sizeable deal pipeline that we believe will lead to strong leasing in the upcoming quarters. Occupancy in our commercial portfolio declined by 180 bps quarter-over-quarter, the majority of which was related to pre-pandemic decision making.

5

U.S. Government (GSA) Tenancy

There has been significant discussion regarding the future of the GSA’s office utilization. Representing approximately 21% of our third quarter annualized rent, the GSA is our largest tenant. 84% of this tenancy operates in buildings that are included in our long-term hold (National Landing) portfolio, and we intend to reduce the remaining 16% through our capital recycling initiatives. While the GSA represents our largest tenant concentration, there is a clear dichotomy between the two types of agencies within this group: mission critical agencies, such as the Department of Defense, and civilian agencies, such as the Social Security Administration.

Mission critical agencies represent 89% of our National Landing GSA tenancy, over 99% of which requires Sensitive Compartment Information Facilities (SCIF)/secure space or has high security requirements that cannot be transferred to a home office. The commitment to office-centric work is highlighted through Kastle Systems data, which reported monthly average key swipes by our mission critical National Landing GSA tenants at approximately 65% in the third quarter. We believe this tenant base will remain heavy office users and anticipate minimal reductions to square footage requirements over the long-term. Alternatively, the civilian agencies, which represent 11% of our National Landing GSA tenancy (approximately 218,000 square feet), carry a higher risk of post-pandemic contraction given the nature of their work and the ability to potentially transfer duties to a home office. While this is a risk, the civilian sector of our GSA tenancy in National Landing accounts for only 2% of our annualized office and retail rent (or approximately 1% of total annualized rent).

Market-Wide Trends (based on JLL reports)

Like what we observed in our own portfolio, tour activity across the region remained relatively slow through the third quarter. Nonetheless, the market has shown signs of bottoming with rates of negative absorption slowing, particularly in Northern Virginia. The DC metro region experienced negative net absorption of just 559,000 square feet in the third quarter, which is approximately 1 million square feet less than last quarter’s 1.6 million square feet of losses. Although the 20.8% vacancy rate was relatively unchanged, we believe this is a sign that the market has bottomed, after nearly 6 million square feet of negative absorption reported year-to-date. Northern Virginia saw an even more pronounced slowdown in space givebacks than DC itself, a positive indicator for a return of net growth in the market. It’s uncertain what that recovery will look like, but since JLL has seen disproportionate losses among older assets in the District and non-Metro, non-amenitized locations in the suburbs, the data suggest that the recovery will come first for high-quality buildings in amenity-rich, transit-oriented markets.

Multifamily Trends

Our multifamily portfolio performance continues to improve. We experienced strong leasing during the third quarter due to customers returning to urban environments at a faster pace than we anticipated. Our portfolio ended the quarter at 90.2% occupied, up 390 basis points quarter-over-quarter, and 92.9% leased. Additionally, our portfolio asking rents more than fully rebounded to 2% above pre-pandemic (March 2020) levels, after declining 15% from March 2020 to December 2020. This trend is led by our National Landing and Maryland submarkets, with DC expected to further improve as supply is absorbed. With demand remaining strong and our portfolio in-place rents still approximately 9% below asking rents, our residential portfolio has significant embedded growth. We have also seen a dramatic burn-off in pandemic-driven concession packages, with concessions burning off entirely in some of our key submarkets.

As in our portfolio, multifamily market fundamentals have improved in the region and across other gateway markets from Q3 2020 through Q3 2021. Data from Apartment List show that the DC metro region saw 9.9% asking rent growth during this time while other gateway markets including New York, San Francisco, and Boston saw 11.3%.

6

We believe our region saw slower growth from Q3 2020 through Q3 2021 because the DC region’s multifamily market was more resilient throughout the pandemic than in those other regions. Asking rents in the DC metro declined 3.4% from Q1 2020 through Q3 2020, compared to a decline of 6.2% in other gateway markets. As such, asking rents at the end of the third quarter were 6.2% higher than pre-pandemic levels (Q1 2020) in our region compared to just 4.4% in other gateway markets. According to the same Apartment List data set, occupancy across both the DC region and other gateway markets has stabilized around 96%.

According to data compiled from CoStar and UrbanTurf on supply, positive sentiment around the apartment market’s performance has driven approximately 300 units starting construction in the third quarter. Despite the new starts, the data still indicate average projected annual deliveries of 5,900 units from 2021 through 2023 – compared to an average of over 9,000 units from 2010 through 2019. With continued strong demand for multifamily, this level of deliveries should create a favorable environment for continued rent growth.

Retail Trends

Despite the surge in COVID-19 cases through the summer months, retail tenants are back in full force and looking for opportunities to capitalize on pent-up demand. With 15 transactions totaling over 34,000 square feet, our retail portfolio experienced its strongest leasing quarter since the onset of the pandemic. September represented our highest monthly leasing volume since December 2019 and accounted for over 32% of our retail leasing volume year-to-date.

In National Landing, we continue to make progress on the retail placemaking front. As mentioned last quarter, our Crystal Drive retail repositioning, a project largely constructed and leased during the pandemic, is nearly 100% leased or committed with approximately 20% of the tenants open for business and the remainder under construction or in the final building permitting process. Additionally, we recently advanced our Dining in the Park project – a unique, urban indoor/outdoor dining experience located immediately adjacent to the planned National Landing rail station and pedestrian bridge to Reagan National Airport. We signed a lease for a new restaurant concept with the award-winning Chef from Seven Restaurant Group (operator of two critically acclaimed restaurants in DC), which further reinforces National Landing as an outstanding experiential retail destination. We expect construction for Dining in the Park to begin this year with delivery in 2023. Finally, as the retail leasing partner for Amazon’s HQ2, we have made strong progress with several tenants for the ground floor retail space at the under-construction Metropolitan Park. We view all of these projects as important investments in our broader submarket repositioning strategy, serving as a foundation of anchor amenities that will enable future phases of placemaking development across the submarket. When combining JBG SMITH’s and Amazon’s planned retail deliveries in the submarket, the square footage of street-level retail in our National Landing portfolio will triple in just the next few years.

Environmental, Social, and Governance

In October, we received a 5-star rating in the GRESB Assessment for our operating portfolio and development pipeline, ranking second in our sector as a listed U.S. | Diversified Office/Residential company, and ranking first in our sector in the U.S. and Americas under the development assessment. We are proud to have achieved the highest rating available within the 2021 Real Estate Assessment and for being honored as a Global Sector Leader for our operating portfolio and a Global Sector Leader and Overall Regional Sector leader for our development pipeline.

In September, we achieved carbon neutrality across our operating portfolio. Building on this milestone, we intend to maintain carbon neutral operations at our properties going forward, allowing us to reduce our environmental footprint while also supporting the development of renewable energy technologies that prevent carbon from entering

7

the atmosphere. Our planned next step toward long-term sustainability includes the development and execution of an offsite renewable energy strategy, which is expected to replace a significant portion of annual renewable energy credit purchases and bring additional renewables to the national electrical grid.

In July, we achieved Fitwel Viral Response Certification for all our office REIT assets, building on our entity level certification earlier this year, and became a Fitwel Champion – a status reached by organizations that have committed to integrate health-promoting designs and operations strategies throughout a portfolio.

Lastly, in August, the Washington Housing Initiative (WHI) Impact Pool provided $9 million in financing to the Washington Housing Conservancy (WHC) and the National Housing Trust (NHT), a non-profit organization engaged in housing preservation, for their acquisition of Hamilton Manor, a 245-unit multifamily building located in Hyattsville, Maryland. With the addition of this asset, the WHI Impact Pool has now financed approximately 1,400 affordable workforce housing units across three jurisdictions, including one with Amazon, all of which are managed by JBG SMITH.

* * *

The late summer surge of the pandemic delayed, but did not alter, our plans and expectations for the future. Recovery in the commercial leasing market and the overall economy is very much tied to certainty and confidence, and ongoing pandemic uncertainty has resulted in what we believe is a short-term plateau along a continued upward trajectory. Even if January or next Spring proves to be the “new September”, we will remain focused on executing our recycling objectives, preparing our rich set of growth opportunities for new investment, and maintaining our strong capital base. We are incredibly energized by the path ahead and our ability to thrive in a post-pandemic environment, and we appreciate your continued trust and confidence.

Thank you and stay healthy,

W. Matthew Kelly

Chief Executive Officer

8

Q3 2021 EARNINGS RELEASE

SECTION TWO

F1RST Residences (Pool)

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Barbat Rodgers

Senior Vice President, Investor Relations

(240) 333-3805

brodgers@jbgsmith.com

JBG SMITH ANNOUNCES THIRD QUARTER 2021 RESULTS

Bethesda, MD (November 2, 2021) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended September 30, 2021 and reported its financial results.

Additional information regarding our results of operations, properties and tenants can be found in our Third Quarter 2021 Investor Package and Investor Presentation, which are posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in those documents.

Third Quarter 2021 Highlights

●	For the three months ended September 30, 2021, net income attributable to common shareholders of $0.00 per diluted share, Funds From Operations ("FFO") attributable to common shareholders of $0.27 per diluted share and Core Funds From Operations ("Core FFO") attributable to common shareholders of $0.32 per diluted share.

THIRD QUARTER COMPARISON
in millions, except per share amounts	Three Months Ended		Three Months Ended
	September 30, 2021		September 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss)	$0.9	$0.00	$(22.8)	$(0.18)
FFO	$36.0	$0.27	$32.4	$0.24
Core FFO	$42.5	$0.32	$40.2	$0.30

Note: All the above are attributable to common shareholders.

●	Annualized Net Operating Income ("NOI") for the three months ended September 30, 2021 was $324.0 million, compared to $330.7 million for the three months ended June 30, 2021, at our share.
●	Same Store Net Operating Income ("SSNOI") at our share remained unchanged year-over-year at $72.7 million for the three months ended September 30, 2021.

o	SSNOI was positively impacted by a decrease in uncollectable operating lease receivables and rent deferrals, which was offset by lower occupancy in our commercial portfolio, and lower rents and higher concessions for certain of our multifamily assets.
●	SSNOI at our share decreased 3.3% year-over-year to $223.3 million for the nine months ended September 30, 2021.
o	We believe the decrease in SSNOI for the nine months ended September 30, 2021 was substantially attributable to the COVID-19 pandemic, which commenced at the end of the first quarter of 2020, including (i) higher concessions and lower rents in our multifamily portfolio and (ii) lower occupancy and a decline in parking revenue in our commercial portfolio. These declines were partially offset by a decrease in cleaning expenses across our commercial portfolio.
●	NOI for our operating portfolio increased 12.6% year-over-year to $81.5 million, and Adjusted EBITDA increased 6.7% year-over-year to $69.8 million for the three months ended September 30, 2021.
o	We believe our financial results were negatively impacted by the COVID-19 pandemic and will continue to be in the short-term given the pandemic’s impact on certain income streams.
◾	Although parking revenue increased during the three months ended September 30, 2021 as compared to the prior quarter, parking revenue in our commercial portfolio was approximately 60% of pre-pandemic levels of approximately $30 million annually.
◾	SSNOI for our multifamily portfolio remained depressed compared to Q3 2020. However, we continued to see an improvement in fundamentals, with the in-service portfolio increasing to 95.1% leased and asking rents fully recovered, ending the quarter 2.0% above March 2020 rents. Though asking rents have recovered, in-place rents remain approximately 9.0% below asking rents. We expect in-place rents to increase as leases roll over the next year.

Operating Portfolio

●	The operating commercial portfolio was 84.9% leased and 82.6% occupied as of September 30, 2021, compared to 85.9% and 84.4% as of June 30, 2021, at our share.
●	The operating multifamily portfolio was 92.9% leased and 90.2% occupied as of September 30, 2021, compared to 91.6% and 86.3% as of June 30, 2021, at our share.
●	Executed approximately 126,000 square feet of office leases at our share during the three months ended September 30, 2021, comprising approximately 33,000 square feet of first-generation leases and approximately 93,000 square feet of second-generation leases, which generated a 3.2% rental rate increase on a GAAP basis and a 0.3% rental rate decrease on a cash basis.
●	Executed approximately 1.2 million square feet of office leases at our share during the nine months ended September 30, 2021, comprising approximately 174,000 square feet of first-generation leases and approximately 1.0 million square feet of second-generation leases, which generated a 3.7% rental rate increase on a GAAP basis and a 0.2% rental rate increase on a cash basis.

Development Portfolio

Under-Construction

●	As of September 30, 2021, we had one multifamily asset under construction consisting of 808 units at our share.

Near-Term Development Pipeline

●	As of September 30, 2021, we had 11 near-term development pipeline assets consisting of 5.0 million square feet of estimated potential development density at our share.

Future Development Pipeline

●	As of September 30, 2021, we had 25 future development pipeline assets consisting of 11.6 million square feet of estimated potential development density at our share, including the 2.1 million square feet held for sale to Amazon.com, Inc. ("Amazon").

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended September 30, 2021, revenue from third-party real estate services, including reimbursements, was $25.8 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $13.4 million, primarily driven by $6.4 million of property and asset management fees, $4.0 million of development fees, $1.8 million of leasing fees and $1.1 million of other service revenue.

Balance Sheet

●	As of September 30, 2021, our total enterprise value was approximately $6.4 billion, comprising 142.8 million common shares and units valued at $4.2 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.4 billion, less cash and cash equivalents at our share of $213.6 million.
●	As of September 30, 2021, we had $194.3 million of cash and cash equivalents ($213.6 million of cash and cash equivalents at our share), and $998.6 million of capacity under our credit facility.
●	Net debt to annualized Adjusted EBITDA at our share for the three months ended September 30, 2021 was 7.9x and our net debt / total enterprise value was 34.3% as of September 30, 2021.

Investing and Financing Activities

●	As previously announced, in July, we entered into a mortgage loan with a principal balance of $85.0 million, collateralized by 1225 S. Clark Street. The mortgage loan has a seven-year term and an interest rate of LIBOR plus 1.60% per annum.
●	In September 2021, we recognized a gain of $23.1 million from the sale of 500 L'Enfant Plaza by an unconsolidated real estate venture.
●	We have agreed, subject to customary closing conditions, to acquire The Batley, a 432-unit multifamily asset in the Union Market submarket of Washington, DC, for a purchase price of approximately $205 million. We expect the acquisition to close in 2021. The building was 90.7% occupied as of September 30, 2021. We intend to use

The Batley as a replacement property in a like-kind exchange for the expected proceeds from the sale of Pen Place to Amazon, which is expected to close during Q2 2022.
●	In the third quarter we repurchased and retired 2.3 million common shares for $68.9 million, an average purchase price of $29.73 per share.

Dividends

●	On October 27, 2021, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on November 24, 2021 to shareholders of record as of November 10, 2021.

About JBG SMITH

JBG SMITH owns, operates, invests in and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Over half of JBG SMITH’s holdings are in the National Landing submarket in Northern Virginia, where it serves as the exclusive developer for Amazon’s new headquarters, and where Virginia Tech’s under-construction $1 billion Innovation Campus is located. JBG SMITH's portfolio currently comprises 17.1 million square feet of high-growth office, multifamily and retail assets at share, 98% of which are metro-served. It also maintains a development pipeline encompassing 16.6 million square feet of mixed-use development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine distribution, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, NOI, SSNOI, net asset value, share price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; our annual dividend per share and dividend yield; annualized NOI; whether in the case of our under-construction and near-term development pipeline assets, estimated square feet, estimated number of units and in the case of our future development pipeline assets, estimated potential development density are accurate; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon's additional headquarters on the DC area and National Landing and the speed with which such impact occurs and Amazon’s plans for accelerated hiring and in-person work requirements; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the acquisition of The Batley will close on time or at all and whether our contemplated like-kind exchange for the sale of Pen Place will occur; and whether the allocation of capital to our share repurchase plan has any impact on our share price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2021 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of September 30, 2021. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-Same Store" refers to all operating assets excluded from the same store pool.

"Same Store" refers to the pool of assets that were in-service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

Definitions

“First-generation” is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"GAAP" refers to accounting principles generally accepted in the United States of America.

"In-Service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2021.

"JBG Legacy Funds" refers to the legacy funds formerly organized by The JBG Companies.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Second-Generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2021.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	September 30, 2021	December 31, 2020

ASSETS
Real estate, at cost:
Land and improvements	$1,358,299	$1,391,472
Buildings and improvements	4,368,477	4,341,103
Construction in progress, including land	299,359	268,056
	6,026,135	6,000,631
Less: accumulated depreciation	(1,346,107)	(1,232,690)
Real estate, net	4,680,028	4,767,941
Cash and cash equivalents	194,277	225,600
Restricted cash	34,900	37,736
Tenant and other receivables	51,128	55,903
Deferred rent receivable	187,882	170,547
Investments in unconsolidated real estate ventures	486,052	461,369
Other assets, net	300,537	286,575
Assets held for sale	74,174	73,876
TOTAL ASSETS	$6,008,978	$6,079,547

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,674,285	$1,593,738
Revolving credit facility	—	—
Unsecured term loans, net	398,493	397,979
Accounts payable and accrued expenses	105,307	103,102
Other liabilities, net	200,204	247,774
Total liabilities	2,378,289	2,342,593
Commitments and contingencies
Redeemable noncontrolling interests	526,913	530,748
Total equity	3,103,776	3,206,206
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,008,978	$6,079,547

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE
Property rental	$125,900	$118,680	$370,960	$354,519
Third-party real estate services, including reimbursements	25,842	26,987	90,694	83,870
Other revenue	5,280	5,368	15,301	15,705
Total revenue	157,022	151,035	476,955	454,094
EXPENSES
Depreciation and amortization	56,726	56,481	178,130	157,586
Property operating	40,198	37,572	109,929	105,867
Real estate taxes	18,259	17,354	55,127	53,422
General and administrative:
Corporate and other	12,105	11,086	38,475	37,478
Third-party real estate services	25,542	28,207	80,035	86,260
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133	12,866	25,432
Transaction and other costs	2,951	845	8,911	7,526
Total expenses	159,261	158,678	483,473	473,571
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	20,503	(965)	23,513	(17,142)
Interest and other income, net	192	—	163	1,021
Interest expense	(17,243)	(16,885)	(50,312)	(44,660)
Gain on sale of real estate	—	—	11,290	59,477
Loss on extinguishment of debt	—	—	—	(33)
Total other income (expense)	3,452	(17,850)	(15,346)	(1,337)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	1,213	(25,493)	(21,864)	(20,814)
Income tax (expense) benefit	(217)	488	(4,527)	3,721
NET INCOME (LOSS)	996	(25,005)	(26,391)	(17,093)
Net (income) loss attributable to redeemable noncontrolling interests	(103)	2,212	2,472	445
Net loss attributable to noncontrolling interests	—	—	1,108	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$893	$(22,793)	$(22,811)	$(16,648)
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$0.00	$(0.18)	$(0.18)	$(0.14)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	131,351	133,620	131,456	133,924

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$996		$(25,005)		$(26,391)		$(17,093)
Depreciation and amortization expense	56,726		56,481		178,130		157,586
Interest expense	17,243		16,885		50,312		44,660
Income tax expense (benefit)	217		(488)		4,527		(3,721)
Unconsolidated real estate ventures allocated share of above adjustments	10,147		9,987		30,892		31,516
EBITDA attributable to noncontrolling interests	(54)		(4)		976		(7)
EBITDA	$85,275		$57,856		$238,446		$212,941
Gain on sale of real estate	—		—		(11,290)		(59,477)
(Gain) loss on sale of unconsolidated real estate assets	(23,137)		—		(28,326)		2,952
Impairment of investments in unconsolidated real estate ventures (1)	1,380		—		1,380		6,522

EBITDAre	$63,518		$57,856		$200,210		$162,938
Transaction and other costs (2)	2,951		845		7,803		7,526
Loss on extinguishment of debt	—		—		—		33
Share-based compensation related to Formation Transaction and special equity awards	3,480		7,133		12,866		25,432
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)		(436)		(702)		(307)
Unconsolidated real estate ventures allocated share of above adjustments	130		—		170		1,465

Adjusted EBITDA	$69,799		$65,398		$220,347		$197,087

Net Debt to Annualized Adjusted EBITDA (3)	7.9	x	7.7	x	7.5	x	7.6	x

					September 30, 2021		September 30, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,063,426		$2,081,456
Unconsolidated indebtedness (4)					362,698		393,398
Total consolidated and unconsolidated indebtedness					2,426,124		2,474,854
Less: cash and cash equivalents					213,612		465,532
Net Debt (at JBG SMITH Share)					$2,212,512		$2,009,322

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units").

(1)	Related to decreases in the value of the underlying assets.
(2)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the nine months ended September 30, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests. For the nine months ended September 30, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington, DC metropolitan area.
(3)	Calculated using the Net Debt below. Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2021 and 2020 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	XX	2021	2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$893	$(22,793)		$(22,811)	$(16,648)
Net income (loss) attributable to redeemable noncontrolling interests	103	(2,212)		(2,472)	(445)
Net loss attributable to noncontrolling interests	—	—		(1,108)	—
Net income (loss)	996	(25,005)		(26,391)	(17,093)
Gain on sale of real estate	—	—		(11,290)	(59,477)
(Gain) loss on sale of unconsolidated real estate assets	(23,137)	—		(28,326)	2,952
Real estate depreciation and amortization	54,547	54,004		171,522	149,590
Impairment of investments in unconsolidated real estate ventures (1)	1,380	—		1,380	6,522
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,002	7,350		21,590	21,730
FFO attributable to noncontrolling interests	(54)	(4)		976	(7)
FFO Attributable to OP Units	$40,734	$36,345		$129,461	$104,217
FFO attributable to redeemable noncontrolling interests	(4,703)	(3,945)		(13,242)	(11,353)
FFO attributable to common shareholders	$36,031	$32,400		$116,219	$92,864

FFO attributable to OP Units	$40,734	$36,345		$129,461	$104,217
Transaction and other costs, net of tax (2)	2,928	798		7,721	7,176
(Gain) loss from mark-to-market on derivative instruments	37	203		(50)	173
Loss on extinguishment of debt	—	—		—	33
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)	(436)		(702)	(307)
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133		12,866	25,432
Amortization of management contracts intangible, net of tax	1,072	1,072		3,217	3,288
Unconsolidated real estate ventures allocated share of above adjustments	112	(55)		108	1,848
Core FFO Attributable to OP Units	$48,083	$45,060		$152,621	$141,860
Core FFO attributable to redeemable noncontrolling interests	(5,552)	(4,891)		(15,612)	(15,457)
Core FFO attributable to common shareholders	$42,531	$40,169		$137,009	$126,403
FFO per common share - diluted	$0.27	$0.24		$0.88	$0.69
Core FFO per common share - diluted	$0.32	$0.30		$1.04	$0.94
Weighted average shares - diluted (FFO and Core FFO)	131,351	133,880		131,456	134,224

See footnotes on page 16.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

FAD
Core FFO attributable to OP Units	$48,083	$45,060	$152,621	$141,860
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (3)	(12,124)	(11,395)	(34,781)	(34,089)
Straight-line and other rent adjustments (4)	(3,701)	(4,935)	(12,554)	(9,898)
Third-party lease liability assumption payments	(422)	(784)	(1,803)	(3,024)
Share-based compensation expense	7,805	7,642	24,920	27,129
Amortization of debt issuance costs	1,126	829	3,327	2,124
Unconsolidated real estate ventures allocated share of above adjustments	(1,478)	(1,687)	(4,137)	(3,880)
Non-real estate depreciation and amortization	703	1,002	2,180	3,471
FAD available to OP Units (A)	$39,992	$35,732	$129,773	$123,693
Distributions to common shareholders and unitholders (B)	$33,688	$33,743	$102,634	$101,724
FAD Payout Ratio (B÷A) (5)	84.2%	94.4%	79.1%	82.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,404	$3,096	$15,706	$12,195
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	265	327	636	836
Second-generation tenant improvements and leasing commissions	3,762	6,779	17,280	19,335
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	693	1,193	1,159	1,723
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	12,124	11,395	34,781	34,089
Non-recurring capital expenditures	5,885	4,840	13,073	17,267
Share of non-recurring capital expenditures from unconsolidated real estate ventures	177	54	284	394
First-generation tenant improvements and leasing commissions	2,603	4,033	5,141	27,733
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	93	674	1,484	1,661
Non-recurring capital expenditures	8,758	9,601	19,982	47,055
Total JBG SMITH Share of Capital Expenditures	$20,882	$20,996	$54,763	$81,144

(1)	Related to decreases in the value of the underlying assets.
(2)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the nine months ended September 30, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests. For the nine months ended September 30, 2020, includes a charitable commitment of $4.0 million to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington, DC metropolitan area.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income (loss) attributable to common shareholders	$893	$(22,793)	$(22,811)	$(16,648)
Add:
Depreciation and amortization expense	56,726	56,481	178,130	157,586
General and administrative expense:
Corporate and other	12,105	11,086	38,475	37,478
Third-party real estate services	25,542	28,207	80,035	86,260
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133	12,866	25,432
Transaction and other costs	2,951	845	8,911	7,526
Interest expense	17,243	16,885	50,312	44,660
Loss on extinguishment of debt	—	—	—	33
Income tax expense (benefit)	217	(488)	4,527	(3,721)
Net income (loss) attributable to redeemable noncontrolling interests	103	(2,212)	(2,472)	(445)
Net loss attributable to noncontrolling interests	—	—	(1,108)	—
Less:
Third-party real estate services, including reimbursements revenue	25,842	26,987	90,694	83,870
Other revenue	1,568	2,292	5,658	5,438
Income (loss) from unconsolidated real estate ventures, net	20,503	(965)	23,513	(17,142)
Interest and other income, net	192	—	163	1,021
Gain on sale of real estate	—	—	11,290	59,477

Consolidated NOI	71,155	66,830	215,547	205,497
NOI attributable to unconsolidated real estate ventures at our share	7,336	7,130	22,951	23,206
Non-cash rent adjustments (1)	(3,701)	(4,934)	(12,554)	(9,898)
Other adjustments (2)	4,683	2,881	14,608	9,236
Total adjustments	8,318	5,077	25,005	22,544
NOI	$79,473	$71,907	$240,552	$228,041
Less: out-of-service NOI loss (3)	(2,019)	(442)	(4,638)	(2,774)
Operating Portfolio NOI	$81,492	$72,349	$245,190	$230,815
Non-Same Store NOI (4)	8,777	(388)	21,868	(165)
Same Store NOI (5)	$72,715	$72,737	$223,322	$230,980

Change in Same Store NOI	0.0%		(3.3)%
Number of properties in Same Store pool	55		55

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q3 2021 SUPPLEMENTAL INFORMATION

SECTION THREE

2000 South Bell Street (Rendering)

101 12th Street (Rendering)

JBG SMITH

SUPPLEMENTAL INFORMATION | Q3 2021

SEP
TABLE OF CONTENTS	SEPTEMBER 30, 2021

DISCLOSURES	SEPTEMBER 30, 2021

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. One of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, and the ensuing economic turmoil on the Company, our financial condition, results of operations, cash flows, performance, our tenants, the real estate market, and the global economy and financial markets. The extent to which COVID-19 continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence. These developments include: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine distribution, the effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and vaccine efficacy against variants of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate, once the current containment measures are lifted and whether the residential market in the Washington, DC area and any of our properties will be materially impacted by the various moratoriums on residential evictions, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, Net Operating Income, Same Store Net Operating Income, net asset value, share price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.’s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon’s plans for accelerated hiring and in-person work requirements; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC area will be more resilient than other parts of the country in any recession resulting from COVID-19; potential countercyclical growth caused by the concentration in the Washington, DC area of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; the economic impact of DC's diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and educational improvements related to Amazon's additional headquarters; the impact of our role as the exclusive developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to Amazon's additional headquarters; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether the acquisition of The Batley will close on time or at all and whether our contemplated like-kind exchange for the sale of Pen Place will occur; whether 1900 Crystal Drive will generate the annualized NOI and yield on cost anticipated; whether the Batley and our newly delivered assets will stabilize on the timing anticipated and deliver the expected annualized NOI; whether we will succeed in our contemplated recycling of disposition proceeds into acquisitions yielding the anticipated stabilized capitalization rates; whether the allocation of capital to our share repurchase plan has any impact on our share price; whether in the case of our Under-Construction and Near-Term Development Pipeline assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, the estimated completion date, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, NOI yield or Estimated Total Project Cost, estimated total NOI weighted average completion date, weighted average stabilization date, intended type of asset use and potential tenants, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; long-term trends regarding teleworking; whether the federal government will increase local spending when controlled by a single party; and in the case of our Future Development Pipeline opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, Estimated Total Investment, Estimated Potential Development Density and the potential for delays in the entitlement process.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements,

DISCLOSURES	SEPTEMBER 30, 2021

financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Definitions

See pages 50-54 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transactions with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

DISCLOSURES	SEPTEMBER 30, 2021

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	SEPTEMBER 30, 2021 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of September 30, 2021

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
M. Moina Banerjee	Chief Financial Officer	Dividend yield	3.0%
Kevin P. Reynolds	Chief Development Officer
George L. Xanders	Chief Investment Officer	Total Enterprise Value (dollars in billions, except share price)
Steven A. Museles	Chief Legal Officer	Common share price	$29.61
		Common shares and common limited partnership units ("OP Units") outstanding (in millions)	142.79
		Total market capitalization	$4.23
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.43
		Less: cash and cash equivalents at JBG SMITH Share	(0.21)
		Net debt	$2.21
		Total Enterprise Value	$6.44

		Net Debt / Total Enterprise Value	34.3%

FINANCIAL HIGHLIGHTS	SEPTEMBER 30, 2021 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021

Summary Financial Results
Total revenue	$157,022		$476,955
Net income (loss) attributable to common shareholders	$893		$(22,811)
Per diluted common share	$0.00		$(0.18)
Operating portfolio NOI	$81,492		$245,190
FFO (1)	$40,734		$129,461
Per OP Unit	$0.27		$0.88
Core FFO (1)	$48,083		$152,621
Per OP Unit	$0.32		$1.04
FAD (1)	$39,992		$129,773
FAD payout ratio	84.2%		79.1%
EBITDA (1)	$85,275		$238,446
EBITDAre (1)	$63,518		$200,210
Adjusted EBITDA (1)	$69,799		$220,347
Net debt / total enterprise value	34.3%		34.3%
Net debt to annualized Adjusted EBITDA	7.9	x	7.5	x

			September 30, 2021

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,063,426
Total consolidated and unconsolidated indebtedness (2)			$2,426,124
Weighted average interest rates:
Variable rate debt			2.21%
Fixed rate debt			3.82%
Total debt			3.14%
Cash and cash equivalents			$213,612

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS – TRENDS	SEPTEMBER 30, 2021 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH Share	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Commercial NOI	$62,385	$64,334	$63,026	$57,652	$56,897
Multifamily NOI	19,107	18,644	17,775	14,151	15,452
Operating portfolio NOI	$81,492	$82,978	$80,801	$71,803	$72,349
Total Annualized NOI	$324,001	$330,682	$322,241	$288,230	$291,119

Net income (loss) attributable to common shareholders	$893	$(2,973)	$(20,731)	$(45,655)	$(22,793)
Per diluted common share	$0.00	$(0.03)	$(0.16)	$(0.36)	$(0.18)
FFO (1)	$40,734	$41,914	$46,813	$25,893	$36,345
Per OP Unit	$0.27	$0.29	$0.32	$0.17	$0.24
Core FFO (1)	$48,083	$49,629	$54,909	$36,634	$45,060
Per OP Unit	$0.32	$0.34	$0.38	$0.25	$0.30
FAD (1)	$39,992	$42,147	$47,634	$45,596	$35,732
FAD payout ratio	84.2%	79.5%	74.4%	73.2%	94.4%
EBITDA (1)	$85,275	$80,668	$72,503	$41,189	$57,856
EBITDAre (1)	$63,518	$64,189	$72,503	$48,168	$57,856
Adjusted EBITDA (1)	$69,799	$70,817	$79,731	$57,952	$65,398
Net debt / total enterprise value	34.3%	32.1%	31.9%	32.0%	33.9%
Net debt to annualized Adjusted EBITDA	7.9	x	7.6	x	6.8	x	9.2	x	7.7	x

Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

Number of Operating Assets
Commercial	42	43	42	41	43
Multifamily	21	21	21	21	21
Total	63	64	63	62	64

Operating Portfolio % Leased
Commercial (2)	84.9%	85.9%	87.3%	88.1%	88.4%
Multifamily (3)	92.9%	91.6%	91.0%	86.5%	83.0%
Weighted Average	87.5%	87.7%	88.5%	87.6%	86.7%

Operating Portfolio % Occupied (4)
Commercial (2)	82.6%	84.4%	86.9%	87.7%	85.3%
Multifamily (3)	90.2%	86.3%	85.9%	81.1%	76.6%
Weighted Average	85.0%	85.0%	86.6%	85.6%	82.5%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS – TRENDS	SEPTEMBER 30, 2021 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to OP Units, which include units owned by JBG SMITH.
(2)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from the Percent Leased and the Percent Occupied metrics.
(3)	Includes Recently Delivered assets. In-Service assets were 95.1% leased and 92.1% occupied as of Q3 2021, 95.0% leased and 89.8% occupied as of Q2 2021, 92.3% leased and 88.4% occupied as of Q1 2021, 91.3% leased and 87.8% occupied as of Q4 2020, and 92.8% leased and 88.1% occupied as of Q3 2020.
(4)	Percent Occupied excludes occupied retail SF.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2021 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized
							Rent per
						Annualized	Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied (1)	(in thousands)	Per Unit (2)	(in thousands)

Operating
Commercial (3)
In-Service	42	13,084,288	11,316,721	84.9%	82.6%	$420,797	$46.74	$247,573
Multifamily
In-Service	20	7,454	5,964	95.1%	92.1%	$152,006	$2,125	$77,000
Recently Delivered	1	322	161	31.1%	20.2%	1,346	2,556	(572)
Total / weighted average	21	7,776	6,125	92.9%	90.2%	$153,352	$2,127	$76,428

Operating - In-Service	62	13,084,288 SF/ 7,454 Units	11,316,721 SF/ 5,964 Units	88.1%	85.6%	$572,803	$46.74 per SF/ $2,125 per unit	$324,573

Operating - Recently Delivered	1	322 Units	161 Units	31.1%	20.2%	$1,346	$2,556 per unit	$(572)

Operating - Total / Weighted Average	63	13,084,288 SF/ 7,776 Units	11,316,721 SF/ 6,125 Units	87.5%	85.0%	$574,149	$46.74 per SF/ $2,127 per unit	$324,001

Development (4)

Under-Construction	1	808 Units	808 Units

Near-Term Development	11	5,259,300	5,049,700

Future Development	25	14,328,100	11,597,600

(1)	Percent Occupied excludes retail SF.
(2)	For commercial assets, represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of office tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(3)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from Percent Leased, Percent Occupied, Annualized Rent and Annualized Rent per Square Foot metrics.
(4)	Refer to pages 40-42 for detail on Under-Construction assets, and Near-Term and Future Development Pipelines.

CONDENSED CONSOLIDATED BALANCE SHEETS	SEPTEMBER 30, 2021 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	September 30, 2021	December 31, 2020

ASSETS
Real estate, at cost:
Land and improvements	$1,358,299	$1,391,472
Buildings and improvements	4,368,477	4,341,103
Construction in progress, including land	299,359	268,056
	6,026,135	6,000,631
Less: accumulated depreciation	(1,346,107)	(1,232,690)
Real estate, net	4,680,028	4,767,941
Cash and cash equivalents	194,277	225,600
Restricted cash	34,900	37,736
Tenant and other receivables	51,128	55,903
Deferred rent receivable	187,882	170,547
Investments in unconsolidated real estate ventures	486,052	461,369
Other assets, net	300,537	286,575
Assets held for sale	74,174	73,876
TOTAL ASSETS	$6,008,978	$6,079,547

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,674,285	$1,593,738
Revolving credit facility	—	—
Unsecured term loans, net	398,493	397,979
Accounts payable and accrued expenses	105,307	103,102
Other liabilities, net	200,204	247,774
Total liabilities	2,378,289	2,342,593
Commitments and contingencies
Redeemable noncontrolling interests	526,913	530,748
Total equity	3,103,776	3,206,206
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,008,978	$6,079,547

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	SEPTEMBER 30, 2021 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE
Property rental	$125,900	$118,680	$370,960	$354,519
Third-party real estate services, including reimbursements	25,842	26,987	90,694	83,870
Other revenue	5,280	5,368	15,301	15,705
Total revenue	157,022	151,035	476,955	454,094
EXPENSES
Depreciation and amortization	56,726	56,481	178,130	157,586
Property operating	40,198	37,572	109,929	105,867
Real estate taxes	18,259	17,354	55,127	53,422
General and administrative:
Corporate and other	12,105	11,086	38,475	37,478
Third-party real estate services	25,542	28,207	80,035	86,260
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133	12,866	25,432
Transaction and Other Costs	2,951	845	8,911	7,526
Total expenses	159,261	158,678	483,473	473,571
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	20,503	(965)	23,513	(17,142)
Interest and other income, net	192	—	163	1,021
Interest expense	(17,243)	(16,885)	(50,312)	(44,660)
Gain on sale of real estate	—	—	11,290	59,477
Loss on extinguishment of debt	—	—	—	(33)
Total other income (expense)	3,452	(17,850)	(15,346)	(1,337)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	1,213	(25,493)	(21,864)	(20,814)
Income tax (expense) benefit	(217)	488	(4,527)	3,721
NET INCOME (LOSS)	996	(25,005)	(26,391)	(17,093)
Net (income) loss attributable to redeemable noncontrolling interests	(103)	2,212	2,472	445
Net loss attributable to noncontrolling interests	—	—	1,108	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$893	$(22,793)	$(22,811)	$(16,648)
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$0.00	$(0.18)	$(0.18)	$(0.14)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	131,351	133,620	131,456	133,924

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2021 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
BALANCE SHEET INFORMATION	September 30, 2021

Total real estate, at cost	$849,005
Less: accumulated depreciation	(67,471)
Real estate, net	781,534
Cash and cash equivalents	19,416
Other assets, net	78,319
Total assets	$879,269
Borrowings, net	$362,698
Other liabilities, net	50,755
Total liabilities	$413,453

	Three Months Ended	Nine Months Ended
OPERATING INFORMATION	September 30, 2021	September 30, 2021
Total revenue	$15,904	$49,470
Expenses:
Depreciation and amortization	6,923	21,603
Property operating	5,160	15,295
Real estate taxes	2,189	7,726
Total expenses	14,272	44,624
Other income (expense):
Interest expense	(3,148)	(9,300)
Gain on the sale of real estate	23,201	28,390
Loss on extinguishment of debt	(124)	(124)
Interest and other income, net	31	215

Net income	$21,592	$24,027
Earnings and distributions in excess of our investment in unconsolidated real estate venture	280	702
Impairment of investment in unconsolidated real estate venture	(1,380)	(1,380)
Other	11	164
Income from unconsolidated real estate ventures, net	$20,503	$23,513

OTHER TANGIBLE ASSETS AND LIABILITIES	SEPTEMBER 30, 2021 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	September 30, 2021

Other Tangible Assets, Net (1) (2)
Restricted cash	$36,016
Tenant and other receivables, net	52,900
Other assets, net	78,509
Total Other Tangible Assets, Net	$167,425

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$121,612
Other liabilities, net	167,384
Total Other Tangible Liabilities, Net	$288,996

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets held for sale.
(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$996		$(25,005)		$(26,391)		$(17,093)
Depreciation and amortization expense	56,726		56,481		178,130		157,586
Interest expense	17,243		16,885		50,312		44,660
Income tax expense (benefit)	217		(488)		4,527		(3,721)
Unconsolidated real estate ventures allocated share of above adjustments	10,147		9,987		30,892		31,516
EBITDA attributable to noncontrolling interests	(54)		(4)		976		(7)
EBITDA	$85,275		$57,856		$238,446		$212,941
Gain on sale of real estate	—		—		(11,290)		(59,477)
(Gain) loss on sale of unconsolidated real estate assets	(23,137)		—		(28,326)		2,952
Impairment of investments in unconsolidated real estate ventures (1)	1,380		—		1,380		6,522

EBITDAre	$63,518		$57,856		$200,210		$162,938
Transaction and Other Costs (2)	2,951		845		7,803		7,526
Loss on extinguishment of debt	—		—		—		33
Share-based compensation related to Formation Transaction and special equity awards	3,480		7,133		12,866		25,432
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)		(436)		(702)		(307)
Unconsolidated real estate ventures allocated share of above adjustments	130		—		170		1,465

Adjusted EBITDA	$69,799		$65,398		$220,347		$197,087

Net Debt to Annualized Adjusted EBITDA (3)	7.9	x	7.7	x	7.5	x	7.6	x

					September 30, 2021		September 30, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,063,426		$2,081,456
Unconsolidated indebtedness (4)					362,698		393,398
Total consolidated and unconsolidated indebtedness					2,426,124		2,474,854
Less: cash and cash equivalents					213,612		465,532
Net Debt (at JBG SMITH Share)					$2,212,512		$2,009,322

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	Related to decreases in the value of the underlying assets.
(2)	See page 55 for the components of Transaction and Other Costs. For the nine months ended September 30, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests.
(3)	Calculated using the Net Debt below. Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2021 and 2020 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$893	$(22,793)	$(22,811)	$(16,648)
Net income (loss) attributable to redeemable noncontrolling interests	103	(2,212)	(2,472)	(445)
Net loss attributable to noncontrolling interests	—	—	(1,108)	—
Net income (loss)	996	(25,005)	(26,391)	(17,093)
Gain on sale of real estate	—	—	(11,290)	(59,477)
(Gain) loss on sale of unconsolidated real estate assets	(23,137)	—	(28,326)	2,952
Real estate depreciation and amortization	54,547	54,004	171,522	149,590
Impairment of investments in unconsolidated real estate ventures (1)	1,380	—	1,380	6,522
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,002	7,350	21,590	21,730
FFO attributable to noncontrolling interests	(54)	(4)	976	(7)
FFO Attributable to OP Units	$40,734	$36,345	$129,461	$104,217
FFO attributable to redeemable noncontrolling interests	(4,703)	(3,945)	(13,242)	(11,353)
FFO attributable to common shareholders	$36,031	$32,400	$116,219	$92,864

FFO attributable to OP Units	$40,734	$36,345	$129,461	$104,217
Transaction and Other Costs, net of tax (2)	2,928	798	7,721	7,176
(Gain) loss from mark-to-market on derivative instruments	37	203	(50)	173
Loss on extinguishment of debt	—	—	—	33
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)	(436)	(702)	(307)
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133	12,866	25,432
Amortization of management contracts intangible, net of tax	1,072	1,072	3,217	3,288
Unconsolidated real estate ventures allocated share of above adjustments	112	(55)	108	1,848
Core FFO Attributable to OP Units	$48,083	$45,060	$152,621	$141,860
Core FFO attributable to redeemable noncontrolling interests	(5,552)	(4,891)	(15,612)	(15,457)
Core FFO attributable to common shareholders	$42,531	$40,169	$137,009	$126,403
FFO per common share - diluted	$0.27	0.24	$0.88	0.69
Core FFO per common share - diluted	$0.32	0.30	$1.04	0.94
Weighted average shares - diluted (FFO and Core FFO)	131,351	133,880	131,456	134,224
FAD
Core FFO attributable to OP Units	$48,083	$45,060	$152,621	$141,860
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (3)	(12,124)	(11,395)	(34,781)	(34,089)
Straight-line and other rent adjustments (4)	(3,701)	(4,935)	(12,554)	(9,898)
Third-party lease liability assumption payments	(422)	(784)	(1,803)	(3,024)
Share-based compensation expense	7,805	7,642	24,920	27,129
Amortization of debt issuance costs	1,126	829	3,327	2,124
Unconsolidated real estate ventures allocated share of above adjustments	(1,478)	(1,687)	(4,137)	(3,880)
Non-real estate depreciation and amortization	703	1,002	2,180	3,471
FAD available to OP Units (A)	$39,992	$35,732	$129,773	$123,693
Distributions to common shareholders and unitholders (B)	$33,688	$33,743	$102,634	$101,724
FAD Payout Ratio (B÷A) (5)	84.2%	94.4%	79.1%	82.2%

See footnotes on page 17.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Capital Expenditures
Maintenance and recurring capital expenditures	$7,404	$3,096	$15,706	$12,195
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	265	327	636	836
Second-generation tenant improvements and leasing commissions	3,762	6,779	17,280	19,335
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	693	1,193	1,159	1,723
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	12,124	11,395	34,781	34,089
Non-recurring capital expenditures	5,885	4,840	13,073	17,267
Share of non-recurring capital expenditures from unconsolidated real estate ventures	177	54	284	394
First-generation tenant improvements and leasing commissions	2,603	4,033	5,141	27,733
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	93	674	1,484	1,661
Non-recurring capital expenditures	8,758	9,601	19,982	47,055
Total JBG SMITH Share of Capital Expenditures	$20,882	$20,996	$54,763	$81,144

(1)	Related to decreases in the value of the underlying assets.
(2)	See page 55 for the components of Transaction and Other Costs. For the nine months ended September 30, 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended September 30, 2021
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,681	$1,030	$651	$4,362
Asset management fees	—	464	1,608	2,072
Development fees	3,351	498	148	3,997
Leasing fees	1,546	127	148	1,821
Construction management fees	—	36	—	36
Other service revenue	543	370	206	1,119
Total Revenue (2)	$8,121	$2,525	$2,761	$13,407
Pro rata adjusted general and administrative expense: third-party real estate services (3)				(12,753)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$654

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $11.7 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended September 30, 2021
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$12,105	$—	$—	$1,072	$13,177
Third-party real estate services	25,542	—	(11,717)	(1,072)	12,753
Share-based compensation related to Formation Transaction and special equity awards	3,480	(3,480)	—	—	—

Total	$41,127	$(3,480)	$(11,717)	$—	$25,930

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $11.7 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 18. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	SEPTEMBER 30, 2021 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH Share				Plus: Signed	Plus: Incremental
		Q3 2021		But Not Yet	NOI from Assets	Adjusted
		Operating	Annualized	Commenced	in Initial	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Lease-up (1)	NOI

Commercial (2)
DC	70.9%	$8,660	$34,640	$2,876	$3,356	$40,872
VA	85.4%	49,588	196,385	9,452	468	206,305
MD	80.2%	4,137	16,548	2,152	4,924	23,624
Total / weighted average	82.6%	$62,385	$247,573	$14,480	$8,748	$270,801

Multifamily
DC	91.4%	$10,026	$40,104	$496	$2,436	$43,036
VA	91.9%	7,846	31,384	—	—	31,384
MD	78.5%	1,235	4,940	512	3,694	9,146
Total / weighted average	90.2%	$19,107	$76,428	$1,008	$6,130	$83,566

Total / Weighted Average	85.0%	$81,492	$324,001	$15,488	$14,878	$354,367

(1)	Incremental revenue from commercial assets represents the burn-off of Free Rent and is calculated as Free Rent incurred at assets in their initial lease-up for the three months ended September 30, 2021 multiplied by four. Incremental revenue from multifamily assets in their initial lease-up is calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly in-place rent per unit as of September 30, 2021, multiplied by 12, and assumes no rent growth. Excludes potential revenue from vacant retail space in multifamily assets in their initial lease-up and 900 W Street. We believe the monthly in-place rents per unit for the In-Service multifamily assets continue to be negatively impacted by the COVID-19 pandemic. See page 38 for more detail.
(2)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from the Percent Occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended September 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2021	2020	% Change
Same Store (2)
DC	16	2,527,330 SF/ 2,157 Units	1,813,889 SF/ 1,473 Units	84.8%	81.3%	$14,263	$16,840	(15.3)%
VA	32	9,232,310 SF/ 2,856 Units	8,299,250 SF/ 2,856 Units	88.8%	87.0%	55,183	52,528	5.1%
MD	7	481,455 SF/ 1,287 Units	481,455 SF/ 498 Units	86.0%	83.6%	3,269	3,369	(3.0)%
Total / weighted average	55	12,241,095 SF/ 6,300 Units	10,594,594 SF/ 4,827 Units	87.7%	85.6%	$72,715	$72,737	0.0%

Non-Same Store
DC	5	269,035 SF/ 1,154 Units	147,969 SF/ 1,137 Units	87.2%	84.2%	$4,423	$(89)	N/A
VA	1	273,650 SF	273,650 SF	98.4%	100.0%	2,251	87	N/A
MD	2	300,508 SF/ 322 Units	300,508 SF/ 161 Units	73.0%	66.0%	2,103	(640)	428.6%
Total / weighted average	8	843,193 SF/ 1,476 Units	722,127 SF/ 1,298 Units	85.1%	81.7%	$8,777	$(642)	1,467.1%

Total Operating Portfolio
DC	21	2,796,365 SF/ 3,311 Units	1,961,858 SF/ 2,610 Units	85.4%	82.1%	$18,686	$16,751	11.6%
VA	33	9,505,960 SF/ 2,856 Units	8,572,900 SF/ 2,856 Units	89.0%	87.3%	57,434	52,615	9.2%
MD	9	781,963 SF/ 1,609 Units	781,963 SF/ 659 Units	81.4%	77.5%	5,372	2,729	96.8%
Operating Portfolio - Total / Weighted Average	63	13,084,288 SF/ 7,776 Units	11,316,721 SF/ 6,125 Units	87.5%	85.0%	$81,492	$72,095	13.0%

(1)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from the Percent Leased and Percent Occupied metrics.
(2)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. The Crystal City Marriott generated $0.2 million of NOI for the three months ended September 30, 2021 compared to a $0.5 million loss for the three months ended September 30, 2020. The Crystal City Marriott generated $3.5 million and $1.8 million of NOI in 2018 and 2019.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Nine Months Ended September 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2021	2020	% Change
Same Store (2)
DC	16	2,527,330 SF/ 2,157 Units	1,813,889 SF/ 1,473 Units	84.8%	81.3%	$48,393	$56,255	(14.0)%
VA	32	9,232,310 SF/ 2,856 Units	8,299,250 SF/ 2,856 Units	88.8%	87.0%	164,547	163,106	0.9%
MD	7	481,455 SF/ 1,287 Units	481,455 SF/ 498 Units	86.0%	83.6%	10,382	11,619	(10.6)%
Total / weighted average	55	12,241,095 SF/ 6,300 Units	10,594,594 SF/ 4,827 Units	87.7%	85.6%	$223,322	$230,980	(3.3)%

Non-Same Store
DC	5	269,035 SF/ 1,154 Units	147,969 SF/ 1,137 Units	87.2%	84.2%	$9,197	$336	N/A
VA	1	273,650 SF	273,650 SF	98.4%	100.0%	6,736	241	N/A
MD	2	300,508 SF/ 322 Units	300,508 SF/ 161 Units	73.0%	66.0%	5,935	(1,736)	441.9%
Total / weighted average	8	843,193 SF/ 1,476 Units	722,127 SF/ 1,298 Units	85.1%	81.7%	$21,868	$(1,159)	1,986.8%

Total Operating Portfolio
DC	21	2,796,365 SF/ 3,311 Units	1,961,858 SF/ 2,610 Units	85.4%	82.1%	$57,590	$56,591	1.8%
VA	33	9,505,960 SF/ 2,856 Units	8,572,900 SF/ 2,856 Units	89.0%	87.3%	171,283	163,347	4.9%
MD	9	781,963 SF/ 1,609 Units	781,963 SF/ 659 Units	81.4%	77.5%	16,317	9,883	65.1%
Operating Portfolio - Total / Weighted Average	63	13,084,288 SF/ 7,776 Units	11,316,721 SF/ 6,125 Units	87.5%	85.0%	$245,190	$229,821	6.7%

See footnotes on page 21.

SUMMARY NOI (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended September 30, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated (8)	Commercial (8)	Multifamily	Total
Number of operating assets	47	16	42	21	63
Property rental (1)	$110,770	$12,471	$90,019	$33,222	$123,241
Tenant expense reimbursement	8,029	322	7,386	965	8,351
Other revenue (2)	9,650	1,095	6,815	3,930	10,745
Total revenue	128,449	13,888	104,220	38,117	142,337

Operating expenses	(53,657)	(6,366)	(41,018)	(19,005)	(60,023)
Ground rent expense	(778)	(44)	(817)	(5)	(822)
Total expenses	(54,435)	(6,410)	(41,835)	(19,010)	(60,845)

Operating Portfolio NOI (3)	$74,014	$7,478	$62,385	$19,107	$81,492

Annualized NOI	$294,089	$29,912	$247,573	$76,428	$324,001
Additional Information
Free Rent (at 100% share)	$9,283	$3,382	$9,119	$3,546	$12,665
Free Rent (at JBG SMITH Share)	$9,280	$1,640	$7,617	$3,303	$10,920
Annualized Free Rent (at JBG SMITH Share) (4)	$37,120	$6,560	$30,468	$13,212	$43,680
Payments associated with assumed lease liabilities (at 100% share)	$422	$—	$422	$—	$422
Payments associated with assumed lease liabilities (at JBG SMITH Share)	$422	$—	$422	$—	$422
Annualized payments associated with assumed lease liabilities (at JBG SMITH Share) (5)	$1,688	$—	$1,688	$—	$1,688
% occupied (at JBG SMITH Share) (6)	85.5%	78.9%	82.6%	90.2%	85.0%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$14,832	$1,808	$15,088	$1,552	$16,640
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$14,832	$656	$14,480	$1,008	$15,488

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $6.1 million of parking revenue at JBG SMITH Share.
(3)	Our National Landing assets generated $46.0 million of NOI for the three months ended September 30, 2021. NOI excludes $4.5 million of related party management fees at JBG SMITH Share. NOI excludes $2.1 million of rent that was reserved or deferred during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2021 multiplied by four.
(5)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended September 30, 2021 multiplied by four.
(6)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2021.
(8)	Includes $2.6 million of Annualized NOI from 500 L'Enfant Plaza, which was sold in September 2021.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended September 30, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated (8)	DC (8)	VA	MD	Total
Number of operating assets	32	10	10	29	3	42
Property rental (1)	$79,236	$10,783	$16,122	$67,468	$6,429	$90,019
Tenant expense reimbursement	7,052	334	1,701	5,567	118	7,386
Other revenue (2)	6,141	674	566	5,681	568	6,815
Total revenue	92,429	11,791	18,389	78,716	7,115	104,220

Operating expenses	(35,802)	(5,216)	(9,690)	(28,595)	(2,733)	(41,018)
Ground rent expense	(778)	(39)	(39)	(533)	(245)	(817)
Total expenses	(36,580)	(5,255)	(9,729)	(29,128)	(2,978)	(41,835)

Operating Portfolio NOI (3)	$55,849	$6,536	$8,660	$49,588	$4,137	$62,385

Annualized NOI	$221,429	$26,144	$34,640	$196,385	$16,548	$247,573
Additional Information
Free Rent (at 100% share)	$6,072	$3,047	$4,080	$3,685	$1,354	$9,119
Free Rent (at JBG SMITH Share)	$6,072	$1,545	$2,696	$3,567	$1,354	$7,617
Annualized Free Rent (at JBG SMITH Share) (4)	$24,288	$6,180	$10,784	$14,268	$5,416	$30,468
Payments associated with assumed lease liabilities (at 100% share)	$422	$—	$—	$422	$—	$422
Payments associated with assumed lease liabilities (at JBG SMITH Share)	$422	$—	$—	$422	$—	$422
Annualized payments associated with assumed lease liabilities (at JBG SMITH Share) (5)	$1,688	$—	$—	$1,688	$—	$1,688
% occupied (at JBG SMITH Share) (6)	82.4%	83.8%	70.9%	85.4%	80.2%	82.6%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$14,336	$752	$2,948	$9,988	$2,152	$15,088
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$14,336	$144	$2,876	$9,452	$2,152	$14,480

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $4.7 million of parking revenue at JBG SMITH Share.
(3)	Our National Landing assets generated $38.1 million of NOI for the three months ended September 30, 2021. NOI excludes $3.2 million of related party management fees at JBG SMITH Share. NOI excludes $1.5 million of rent that was reserved or deferred during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2021 multiplied by four.
(5)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended September 30, 2021 multiplied by four.
(6)	Crystal City Marriott and 1700 M Street (for which we are the ground lessor) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2021.
(8)	Includes $2.6 million of Annualized NOI from 500 L'Enfant Plaza, which was sold in September 2021.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended September 30, 2021 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	15	6	11	4	6	21
Property rental (1)	$31,534	$1,688	$16,348	$14,489	$2,385	$33,222
Tenant expense reimbursement	977	(12)	870	86	9	965
Other revenue (2)	3,509	421	2,003	1,751	176	3,930
Total revenue	36,020	2,097	19,221	16,326	2,570	38,117

Operating expenses	(17,855)	(1,150)	(9,195)	(8,480)	(1,330)	(19,005)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(17,855)	(1,155)	(9,195)	(8,480)	(1,335)	(19,010)

Operating Portfolio NOI (3)	$18,165	$942	$10,026	$7,846	$1,235	$19,107

Annualized NOI	$72,660	$3,768	$40,104	$31,384	$4,940	$76,428
Additional Information
Free Rent (at 100% share)	$3,211	$335	$1,788	$1,563	$195	$3,546
Free Rent (at JBG SMITH Share)	$3,208	$95	$1,623	$1,563	$117	$3,303
Annualized Free Rent (at JBG SMITH Share) (4)	$12,832	$380	$6,492	$6,252	$468	$13,212
% occupied (at JBG SMITH Share)	92.0%	67.2%	91.4%	91.9%	78.5%	90.2%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$496	$1,056	$496	$—	$1,056	$1,552
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$496	$512	$496	$—	$512	$1,008

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $1.4 million of parking revenue at JBG SMITH Share
(3)	NOI excludes $1.3 million of related party management fees at JBG SMITH Share. NOI excludes $0.6 million of rent that was reserved or deferred during the quarter. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2021 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2021.

NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$893	$(22,793)	$(22,811)	$(16,648)
Add:
Depreciation and amortization expense	56,726	56,481	178,130	157,586
General and administrative expense:
Corporate and other	12,105	11,086	38,475	37,478
Third-party real estate services	25,542	28,207	80,035	86,260
Share-based compensation related to Formation Transaction and special equity awards	3,480	7,133	12,866	25,432
Transaction and Other Costs	2,951	845	8,911	7,526
Interest expense	17,243	16,885	50,312	44,660
Loss on extinguishment of debt	—	—	—	33
Income tax expense (benefit)	217	(488)	4,527	(3,721)
Net income (loss) attributable to redeemable noncontrolling interests	103	(2,212)	(2,472)	(445)
Net loss attributable to noncontrolling interests	—	—	(1,108)	—
Less:
Third-party real estate services, including reimbursements revenue	25,842	26,987	90,694	83,870
Other revenue	1,568	2,292	5,658	5,438
Income (loss) from unconsolidated real estate ventures, net	20,503	(965)	23,513	(17,142)
Interest and other income, net	192	—	163	1,021
Gain on sale of real estate	—	—	11,290	59,477
Consolidated NOI	71,155	66,830	215,547	205,497
NOI attributable to unconsolidated real estate ventures at our share	7,336	7,130	22,951	23,206
Non-cash rent adjustments (1)	(3,701)	(4,934)	(12,554)	(9,898)
Other adjustments (2)	4,683	2,881	14,608	9,236
Total adjustments	8,318	5,077	25,005	22,544
NOI	$79,473	$71,907	$240,552	$228,041
Less: out-of-service NOI loss (3)	(2,019)	(442)	(4,638)	(2,774)
Operating Portfolio NOI	$81,492	$72,349	$245,190	$230,815
Non-Same Store NOI (4)	8,777	(388)	21,868	(165)
Same Store NOI (5)	$72,715	$72,737	$223,322	$230,980

Change in Same Store NOI	0.0%		(3.3)%
Number of properties in Same Store pool	55		55

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the assets that are owned, operated and In-Service for the entirety of both periods being compared.

LEASING ACTIVITY - OFFICE	SEPTEMBER 30, 2021 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021
Square feet leased:
At 100% share	159	1,247
At JBG SMITH Share	126	1,184
First-generation space: New	33	174
Second-generation space: New	11	164
Second-generation space: Renewal	82	846
Initial rent (1)	$44.82	$46.04
Straight-line rent (2)	$45.87	$45.43
Weighted average lease term (years)	5.4	4.4
Weighted average Free Rent period (months)	5.2	5.4
Second-generation space:
Square feet	93	1,010
Cash basis:
Initial rent (1)	$44.37	$45.68
Prior escalated rent	$44.51	$45.59
% change	(0.3)%	0.2%
GAAP basis:
Straight-line rent (2)	$43.97	$44.69
Prior straight-line rent	$42.61	$43.09
% change	3.2%	3.7%
Tenant improvements:
Per square foot	$25.51	$22.30
Per square foot per annum	$4.68	$5.09
% of initial rent	10.4%	11.1%
Leasing commissions:
Per square foot	$4.90	$6.45
Per square foot per annum	$0.90	$1.47
% of initial rent	2.0%	3.2%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	SEPTEMBER 30, 2021 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH Share		Three Months Ended
	Five Quarter Weighted Average	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Square feet	298	126	715	344	209	98
Weighted average lease term (years)	4.4	5.4	4.2	4.3	4.2	5.2
Initial rent (1)	$46.05	$44.82	$44.96	$48.73	$44.50	$49.51
Base rent per annum (2)	$50.45	$45.78	$50.38	$53.75	$45.09	$56.78
Tenant improvements per annum	(5.16)	(4.68)	(5.60)	(4.26)	(4.14)	(7.90)
Leasing commissions per annum	(1.53)	(0.90)	(1.43)	(1.82)	(1.59)	(1.88)
Free Rent per annum	(4.39)	(3.60)	(4.79)	(5.24)	(2.18)	(4.23)
Net Effective Rent	$39.37	$36.60	$38.56	$42.43	$37.18	$42.77

DC
Square feet	23	9	45	22	11	28
Initial rent (1)	$60.13	$50.75	$62.54	$60.21	$58.34	$60.12
Net effective rent	$50.29	$43.86	$51.57	$54.77	$52.44	$45.97

VA
Square feet	262	105	651	284	198	70
Initial rent (1)	$44.55	$44.56	$43.53	$47.28	$43.72	$45.29
Net effective rent	$36.90	$35.93	$35.77	$39.60	$36.77	$38.30

MD
Square feet	14	11	19	38	—	—
Initial rent (1)	$51.08	$42.27	$52.57	$52.96	$—	$—
Net effective rent	$43.99	$32.33	$40.17	$49.40	$—	$—

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the recognition of property rental revenue in accordance with GAAP. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before Free Rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by SF, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	SEPTEMBER 30, 2021 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent (1)	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot (1)	Expiration (1) (2)
Month-to-Month	49	141,829	1.5%	$2,367	0.5%	$23.60	$23.60
2021	35	199,772	2.1%	8,995	2.1%	45.03	45.26
2022	113	1,043,077	11.0%	46,869	10.8%	44.93	45.47
2023	121	846,155	8.9%	37,167	8.6%	43.92	45.73
2024	107	1,533,128	16.2%	71,826	16.6%	46.85	49.07
2025	90	945,511	10.0%	41,325	9.5%	43.71	47.01
2026	77	413,327	4.4%	19,083	4.4%	46.17	51.99
2027	53	618,172	6.5%	28,641	6.6%	46.33	50.39
2028	53	436,783	4.6%	20,775	4.8%	47.56	55.54
2029	38	433,879	4.6%	22,554	5.2%	51.98	60.84
Thereafter	126	2,877,523	30.2%	133,475	30.9%	47.02	60.28
Total / Weighted Average	862	9,489,156	100.0%	$433,077	100.0%	$46.03	$52.25

Note: Includes all in-place leases as of September 30, 2021 for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.9 years.

(1)	Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent.
(2)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by SF. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of September 30, 2021, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	SEPTEMBER 30, 2021 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023

Commercial
Operating	C	$14,336	$231	$1,358	$2,705	$3,433	$3,466	$3,504
Operating	U	144	15	22	35	36	36	36
Total		$14,480	$246	$1,380	$2,740	$3,469	$3,502	$3,540

Multifamily
Operating	C	$496	$—	$13	$40	$123	$124	$124
Operating	U	512	—	77	128	128	128	128
Total		$1,008	$—	$90	$168	$251	$252	$252

Total		$15,488	$246	$1,470	$2,908	$3,720	$3,754	$3,792

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2021.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

TENANT CONCENTRATION	SEPTEMBER 30, 2021 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	58	2,201,428	23.2%	$88,869	20.5%
2	Amazon	5	858,177	9.0%	36,635	8.5%
3	Gartner, Inc	1	174,424	1.8%	12,331	2.8%
4	Family Health International	3	220,670	2.3%	12,142	2.8%
5	Lockheed Martin Corporation	2	232,598	2.5%	11,420	2.6%
6	Arlington County	2	235,779	2.5%	10,536	2.4%
7	Booz Allen Hamilton Inc	3	159,610	1.7%	7,691	1.8%
8	Greenberg Traurig LLP	1	101,602	1.1%	7,226	1.7%
9	Accenture LLP	2	116,736	1.2%	7,188	1.7%
10	Evolent Health LLC	1	90,905	1.0%	4,623	1.1%
11	Public Broadcasting Service	1	120,328	1.3%	4,575	1.1%
12	Goodwin Procter LLP	1	51,296	0.5%	4,199	1.0%
13	The International Justice Mission	1	74,833	0.8%	4,189	1.0%
14	Conservation International Foundation	1	86,981	0.9%	4,144	1.0%
15	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	4,043	0.9%
16	Host Hotels & Resorts LP	1	55,009	0.6%	3,862	0.9%
17	Chemonics International	2	82,330	0.9%	3,623	0.8%
18	American Diabetes Association	1	80,998	0.9%	3,555	0.8%
19	Willis Towers Watson US LLC	1	61,653	0.6%	3,151	0.7%
20	National Consumer Cooperative	1	65,736	0.7%	3,044	0.7%
	Other (1)	773	4,359,422	45.9%	196,031	45.2%
	Total	862	9,489,156	100.0%	$433,077	100.0%

Note: Includes all leases as of September 30, 2021 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

(1)	Includes JBG SMITH's lease for approximately 84,400 SF at 4747 Bethesda Avenue.

INDUSTRY DIVERSITY	SEPTEMBER 30, 2021 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	69	2,506,775	26.4%	$102,682	23.7%
2	Business Services	117	1,844,929	19.4%	88,770	20.5%
3	Government Contractors	67	1,383,162	14.6%	65,673	15.2%
4	Member Organizations	70	851,671	9.0%	42,017	9.7%
5	Real Estate	49	530,898	5.6%	24,423	5.6%
6	Legal Services	38	316,417	3.3%	19,555	4.5%
7	Health Services	43	376,787	4.0%	16,146	3.7%
8	Food and Beverage	116	255,186	2.7%	14,798	3.4%
9	Communications	9	152,502	1.6%	5,971	1.4%
10	Educational Services	12	81,562	0.9%	3,676	0.8%
	Other	272	1,189,267	12.5%	49,366	11.5%
	Total	862	9,489,156	100.0%	$433,077	100.0%

Note: Includes all in-place leases as of September 30, 2021 for office and retail space within our operating portfolio.

PORTFOLIO SUMMARY	SEPTEMBER 30, 2021 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	46	14,705,616	5,259	—
Under-Construction (3)	1	633,985	808	—
Near-Term Development	9	—	—	4,839,900
Future Development	14	—	—	10,278,100
Total	70	15,339,601	6,067	15,118,000

Real Estate Ventures
Operating	17	5,080,748	2,517	—
Near-Term Development	2	—	—	419,400
Future Development	11	—	—	4,050,000
Total	30	5,080,748	2,517	4,469,400

Total Portfolio	100	20,420,349	8,584	19,587,400

Total Portfolio (at JBG SMITH Share)	100	17,133,572	6,933	16,647,300

Note: At 100% share, unless otherwise indicated.

(1)	For Under-Construction assets, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.
(3)	See footnote (3) on page 40.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2021 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2020‑2021 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1999	659,459	568,351	91,108	64.1%	58.4%	99.6%	$23,268	$53.89	$59.14
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,685	347,365	31,320	82.4%	70.5%	92.6%	18,323	67.97	57.81
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,845	196,827	8,018	89.2%	85.5%	100.0%	8,795	49.80	51.59
1700 M Street	CBD	100.0%	C	Y / Y	N/A	34,000	-	-	-	-	-	-	-	-
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,855	397,855	-	65.2%	65.2%	-	13,954	53.78	-
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,567	277,243	21,324	90.5%	90.2%	87.1%	12,398	47.93	22.23
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	73.9%	100.0%	69.7%	5,030	48.09	59.09
1900 N Street (5)	CBD	55.0%	U	N / N	2019 / N/A	269,035	260,742	8,293	74.1%	76.4%	-	13,640	68.44	-
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	225,683	218,829	6,854	89.6%	89.3%	100.0%	10,106	50.26	41.29
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	208,945	199,191	9,754	85.1%	84.4%	100.0%	9,807	54.22	71.40

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	630,135	572,942	57,193	82.0%	80.8%	94.3%	$22,764	$45.39	$32.66
1550 Crystal Drive (6)	National Landing	100.0%	C	Y / Y	1980 / 2020	547,789	449,777	98,012	93.1%	89.9%	85.6%	20,638	41.53	45.90
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	-	71.3%	71.3%	-	17,028	47.26	-
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	500,256	492,364	7,892	88.4%	77.0%	100.0%	18,289	47.88	16.17
RTC-West (6)	Reston	100.0%	C	Y / Y	1988 / 2014	470,072	430,599	39,473	85.8%	84.6%	93.3%	15,781	41.37	66.13
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,200	416,273	51,927	82.2%	79.2%	97.4%	17,084	46.01	37.89
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,996	434,234	6,762	69.1%	64.5%	100.0%	13,182	46.63	19.23
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	401,902	389,845	12,057	76.9%	76.4%	92.6%	12,625	47.12	39.17
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,736	336,390	48,346	97.5%	95.5%	98.8%	14,834	42.66	23.71
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	363,107	333,604	29,503	96.5%	88.8%	85.1%	12,413	40.32	18.91
251 18th Street S. (6)	National Landing	100.0%	C	Y / Y	1975 / 2013	337,471	293,403	44,068	93.9%	99.0%	60.0%	13,422	43.79	26.81
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	100.0%	100.0%	100.0%	11,154	33.17	35.11
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,607	317,394	12,213	98.5%	98.5%	100.0%	11,835	36.24	41.90
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	16,261	54.95	47.21
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	-	57.0%	57.0%	-	7,344	45.43	-
1901 South Bell Street (6)	National Landing	100.0%	C	Y / Y	1968 / 2008	275,037	275,037	-	92.1%	92.1%	-	10,325	40.74	-
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,594	263,744	12,850	94.3%	94.1%	100.0%	9,906	38.76	22.53
1770 Crystal Drive	National Landing	100.0%	C	N / N	2020 / N/A	273,650	259,651	13,999	98.4%	100.0%	68.5%	11,054	40.35	60.36
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	-	-	-	-	-	-	-	-
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	253,437	253,437	-	100.0%	100.0%	-	11,404	45.00	-

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2021 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2020‑2021 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)
1800 South Bell Street	National Landing	100.0%	C	Y / Y	1969 / 2019	206,186	190,984	15,202	99.2%	100.0%	88.8%	$8,215	$42.69	$4.51
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	-	79.5%	79.5%	-	7,571	46.96	-
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / 2004	56,965	-	56,965	87.9%	-	87.9%	3,102	-	61.95
Crystal City Shops at 2100 (6)	National Landing	100.0%	C	Y / Y	1968 / 2006	53,174	-	53,174	82.2%	-	82.2%	543	-	12.42
2221 S. Clark Street-Office	National Landing	100.0%	C	Y / Y	1964 / 2016	35,182	26,238	8,944	-	-	-	-	-	-
Central Place Tower (5)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	551,758	524,480	27,278	98.4%	98.3%	100.0%	36,422	69.13	29.02
Stonebridge at Potomac Town Center (7)	Prince William County	10.0%	U	Y / Y	2012 / N/A	504,327	-	504,327	97.8%	-	91.5%	15,511	-	33.61
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	145,120	132,366	12,754	76.4%	76.8%	72.3%	4,773	43.88	33.80
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,791	95,207	7,584	75.9%	78.7%	40.4%	2,058	25.59	45.63

MD
4747 Bethesda Avenue (8)	Bethesda CBD	100.0%	C	N / N	2019 / N/A	300,508	286,199	14,309	98.0%	93.2%	100.0%	$19,047	$64.73	$124.94
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	268,533	257,567	10,966	65.0%	60.1%	100.0%	8,231	48.28	69.34
One Democracy Plaza (5) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,922	210,784	2,138	88.4%	87.0%	100.0%	6,095	32.86	31.81

Operating - Total / Weighted Average						13,084,288	11,328,126	1,456,162	85.2%	82.7%	87.9%	$494,232	$47.65	$40.35

Totals at JBG SMITH Share
Operating assets						11,316,721	10,122,322	894,399	84.9%	82.6%	87.6%	$420,797	$46.74	$43.32

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q2 2021	43	13,295,585	11,418,696
Placed into service	—	—	—
Dispositions (9)	(1)	(215,218)	(105,447)
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	3,921	3,472

Q3 2021	42	13,084,288	11,316,721

See footnotes on page 36.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2021 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in one commercial building held through a real estate venture in which we have no economic interest.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(4)	Represents annualized retail rent divided by occupied retail SF. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(5)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
1730 M Street (a)	12/31/2118
L’Enfant Plaza Office - East	11/23/2064
L’Enfant Plaza Retail	11/23/2064
1900 N Street (b)	5/31/2106
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower (a) (c)	6/2/2102
One Democracy Plaza	11/17/2084

(a)	The ground lease is recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
(b)	Only a portion of the asset is subject to a ground lease.
(c)	We have an option to purchase the ground lease at a fixed price.
(6)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	547,789	1,721
RTC - West	470,072	17,988
251 18th Street S.	337,471	1,480
1901 South Bell Street	275,037	1,924
Crystal City Shops at 2100	53,174	19,041

(7)	Not Metro-Served.
(8)	Includes JBG SMITH's lease for approximately 84,400 SF.
(9)	In September 2021, an unconsolidated real estate venture sold 500 L'Enfant Plaza for $166.5 million.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2021 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2020‑2021 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

DC
West Half	Ballpark	100.0%	C	N / N	2019 / N/A	465	385,368	343,089	42,279	91.3%	89.7%	65.0%	$13,120	$2,305	$3.34
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	99.2%	97.4%	100.0%	8,932	1,760	2.39
The Wren (6)	U Street/Shaw	96.1%	C	N / N	2020 / N/A	433	332,682	289,686	42,996	87.5%	79.4%	100.0%	10,587	2,255	3.39
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	98.6%	97.5%	—	10,944	3,304	3.42
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	96.4%	97.2%	72.4%	9,630	2,235	2.91
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,530	202,715	22,815	97.8%	95.5%	100.0%	8,322	2,126	3.06
901 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	161	157,829	135,499	22,330	94.0%	98.8%	61.4%	5,612	2,449	2.94
900 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	95	69,183	69,183	—	74.7%	64.2%	—	3,119	4,261	5.83
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	89.7%	—	89.7%	1,337	—	—
The Gale Eckington	Union Market/NoMa/H Street	5.0%	U	Y / Y	2013/ N/A	603	466,716	465,516	1,200	91.1%	86.7%	100.0%	12,341	1,959	2.54
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	94.8%	93.2%	97.4%	9,474	2,389	3.34

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	97.1%	95.9%	100.0%	$32,547	$1,684	$2.13
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	97.7%	96.3%	100.0%	22,200	2,555	3.09
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.7%	95.8%	100.0%	7,766	2,530	2.47
2221 S. Clark Street- Residential	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	52.3%	41.7%	—	2,221	2,056	4.23

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,754	222,754	—	99.3%	97.4%	—	$5,215	$1,665	$2.00
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,186	112,186	—	99.4%	97.1%	—	2,760	1,394	2.11
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	98.5%	96.6%	97.1%	11,125	1,795	2.16
The Alaire (7)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	98.0%	97.5%	90.0%	6,311	1,777	1.97
The Terano (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	196,921	183,496	13,425	97.1%	97.2%	88.8%	4,701	1,727	2.03

Total / Weighted Average						7,454	6,343,512	5,838,693	504,819	95.2%	92.2%	92.4%	$188,264	$2,078	$2.63

Recently Delivered

MD
8001 Woodmont	Bethesda CBD	50.0%	U	N/N	2021 / N/A	322	358,564	338,990	19,574	31.1%	20.2%	74.7%	$2,693	$2,556	$2.76

Operating - Total / Weighted Average						7,776	6,702,076	6,177,683	524,393	91.8%	89.2%	91.7%	$190,957	$2,082	$2.64

Under-Construction

VA
1900 Crystal Drive (8)	National Landing	—	C			808	633,985	595,315	38,670

Total						8,584	7,336,061	6,772,998	563,063

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2021 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2020‑2021 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2020 - 2021	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share

New In-Service assets (9)						1,137	932,220	826,275	105,945	89.2%	85.1%	77.9%	$32,029	$2,435	$3.44
Other In-Service assets						4,827	4,071,364	3,802,850	268,514	96.5%	93.8%	96.5%	119,976	2,058	2.58
In-Service assets						5,964	5,003,584	4,629,125	374,459	95.1%	92.1%	91.2%	$152,005	$2,125	$2.72
Recently Delivered assets						161	179,282	169,495	9,787	31.1%	20.2%	74.7%	1,346	2,556	2.76
Operating assets						6,125	5,182,866	4,798,620	384,246	92.9%	90.2%	90.8%	$153,351	$2,127	$2.72
Under-Construction assets						808	633,985	595,315	38,670

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q2 2021	21	6,701,622 SF/ 7,776 Units	5,182,412 SF/ 6,125 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	454 SF	454 SF

Q3 2021	21	6,702,076 SF/ 7,776 Units	5,182,866 SF/ 6,125 Units

Quarterly Rental Revenue and Occupancy Changes - Same Store Multifamily Assets
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q3 2021	Q3 2020	% Change	Q3 2021	Q3 2020	% Change	Q3 2021	Q3 2020	% Change
DC	6	1,473	$2,324	$2,471	(5.9)%	96.2%	86.6%	9.6%	$39,527	$37,808	4.5%
VA	3	2,640	2,000	2,102	(4.9)%	96.0%	86.7%	9.3%	60,823	57,730	5.4%
MD	5	498	1,586	1,620	(2.1)%	97.3%	94.7%	2.6%	9,230	9,181	0.5%
Total / Weighted Average	14	4,611	$2,059	$2,162	(4.8)%	96.2%	87.5%	8.7%	$109,580	$104,719	4.6%

Note: At JBG SMITH Share. Includes assets placed In-Service prior to July 1, 2020. Excludes North End Retail and 2221 S. Clark Street-Residential.

See footnotes on page 39.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2021 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4)	Excludes North End Retail.
(5)	Represents multifamily rent divided by occupied multifamily SF; retail rent and retail SF are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy.
(6)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded. As of September 30, 2021, our ownership interest was 96.0%.
(7)	The following assets are subject to ground leases:

Ground Lease
Multifamily Asset	Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(8)	See footnote (3) on page 40.
(9)	New In-Service assets include West Half, The Wren, 901 W Street and 900 W Street.

PROPERTY TABLE – UNDER-CONSTRUCTION	SEPTEMBER 30, 2021 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated			Estimated	Estimated
		%	Square	Number of	Construction	Completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Stabilization Date	Cost (2)	Investment	Investment

Multifamily
VA
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$101,939	$320,252	$422,191

Under-Construction - Total / Weighted Average at JBG SMITH Share			633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$101,939	$320,252	$422,191

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (4)	5.5%
Estimated Incremental Investment	7.2%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$23.1

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by JBG SMITH Share of estimated SF.
(2)	Historical Cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of Historical Cost on page 51.
(3)	Through the structuring of the 1900 Crystal Drive transaction, we have the ability to facilitate an exchange out of a non-core asset into 1900 Crystal Drive. We leased the land underlying 1900 Crystal Drive to a lessee, which plans to construct a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In March 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million and an interest rate of LIBOR plus 3.0% per annum. As of September 30, 2021, no proceeds had been received from the mortgage loan. The ground lessee was obligated to invest $17.5 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our balance sheet. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive’s full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(4)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, 1900 Crystal Drive’s Projected NOI Yield on Estimated Total Investment would be 5.8%.

PROPERTY TABLE – NEAR-TERM DEVELOPMENT	SEPTEMBER 30, 2021 (Unaudited)

Property Table – Near-Term Development

dollars in thousands, except per square foot data

			Earliest
			Potential					Estimated	At JBG SMITH Share
		%	Construction	Estimated Potential Development Density (SF)				Number of	Historical
Asset	Submarket	Ownership	Start Date	Total	Office	Multifamily	Retail	Units	Cost (1)

DC
5 M Street Southwest	Ballpark	100.0%	2022	705,400	—	675,400	30,000	615	$24,802
Gallaudet Parcel 1-3 (2)	Union Market/NoMa/H Street	100.0%	2022	818,000	—	756,400	61,600	840	16,265
VA
2000 South Bell Street	National Landing	100.0%	2022	389,600	—	374,400	15,200	355	14,896
2001 South Bell Street	National Landing	100.0%	2022	351,400	—	339,800	11,600	420	13,332
Potomac Yard Landbay F - Block 15	National Landing	50.0%	2022	181,300	—	164,300	17,000	210	5,679
Potomac Yard Landbay F - Block 19	National Landing	50.0%	2022	238,100	—	214,800	23,300	260	7,052
2250 Crystal Drive	National Landing	100.0%	2023	677,100	—	677,100	—	825	19,345
223 23rd Street	National Landing	100.0%	2023	512,800	—	512,800	—	700	15,942
2525 Crystal Drive (3)	National Landing	100.0%	Pre-lease Dependent	750,000	750,000	—	—	—	11,727
101 12th Street	National Landing	100.0%	Pre-lease Dependent	239,600	234,400	—	5,200	—	10,647
RTC - West Trophy Office	Reston	100.0%	Pre-lease Dependent	396,000	380,000	—	16,000	—	11,626

Total				5,259,300	1,364,400	3,715,000	179,900	4,225
Total at JBG SMITH Share				5,049,700	1,364,400	3,525,500	159,800	3,990	$151,313

Note: Represents select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

(1)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 51.
(2)	Controlled through an option to acquire a leasehold interest. As of September 30, 2021, the weighted average remaining term for the option is 2.3 years.
(3)	Estimated Potential Development Density (SF) use is subject to change based on market demand and entitlement.

PROPERTY TABLE - FUTURE DEVELOPMENT	SEPTEMBER 30, 2021 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH Share						Estimated			Estimated	Estimated
						Commercial		Estimated	Capitalized	Capitalized		Estimated
						SF / Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)				Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Retail	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment	per SF

Owned
DC
DC	6	1,024,400	312,100	703,300	9,000	—	$81,780	N/A	$—	$—	$81,780	$79.83
VA
National Landing	8	4,141,500	1,610,800	2,433,000	97,700	206,186 SF	176,862	N/A	111,400	—	288,262	69.60
Reston	3	2,140,600	544,800	1,409,800	186,000	—	67,505	N/A	—	—	67,505	31.54
Other VA	3	148,000	88,200	54,000	5,800	21,675 SF	1,496	N/A	3,345	—	4,841	32.71
	14	6,430,100	2,243,800	3,896,800	289,500	227,861 SF	245,863	N/A	114,745	—	360,608	56.08
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,128	N/A	26,467	—	41,595	32.59
Greater Rockville	1	1,200	—	—	1,200	—	19	N/A	—	—	19	15.83
	2	1,277,500	—	1,156,300	121,200	170 units	15,147	N/A	26,467	—	41,614	32.57
Total / weighted average	22	8,732,000	2,555,900	5,756,400	419,700	227,861 SF / 170 units	$342,790	N/A	$141,212	$—	$484,002	$55.43

Optioned (6)
DC
DC	2	783,600	—	678,900	104,700	—	$9,725	$8,100	$—	$29,434	$47,259	$60.31

Held for Sale
VA
National Landing (7)	1	2,082,000	2,082,000	—	—	—	$76,686	N/A	$—	$—	$76,686	$36.83

Total / Weighted Average	25	11,597,600	4,637,900	6,435,300	524,400	227,861 SF / 170 units	$429,201	$8,100	$141,212	$29,434	$607,947	$52.42

(1)	Represents management's estimate of the total office and/or retail rentable SF and multifamily units that would need to be redeveloped to access some of the Estimated Potential Development Density.
(2)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 51.
(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of September 30, 2021.
(4)	Capitalized value of estimated commercial SF / multifamily units to be replaced, which generated $2.1 million of NOI for the three months ended September 30, 2021 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One optioned parcel is a leasehold interest with estimated annual stabilized ground rent payments totaling $1.5 million.
(6)	As of September 30, 2021, the weighted average remaining term for the optioned Future Development Pipeline assets is 3.6 years.
(7)	Represents the Estimated Potential Development Density that we have under contract for sale to Amazon pursuant to an executed purchase and sale agreement. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an Estimated Potential Development Density of 2.1 million SF.

DISPOSITION ACTIVITY	SEPTEMBER 30, 2021 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share
					Total Square Feet/
					Estimated Potential
					Development
	Ownership				Density	Gross Sales	Net Cash
Assets	Percentage	Asset Type	Location	Date Disposed	(Square Feet)	Price	Proceeds	Book Gain

Q1 2021
None						$—	$—	$—

Q2 2021
Fairway Apartments/Fairway Land	10.0%	Multifamily / Future Development	Reston, VA	May 3, 2021	37,085 / 52,620	$9,300	$4,583	$2,094
Courthouse Metro Land/Courthouse Metro Land – Option	18.0%	Future Development	Arlington, VA	May 19, 2021	62,820	540	624	2,352
5615 Fishers Lane	18.0%	Future Development	Rockville, MD	May 27, 2021	19,170	1,170	1,099	743
Subtotal					37,085 / 134,610	$11,010	$6,306	$5,189

Q3 2021
500 L'Enfant Plaza	49.0%	Commercial	Washington, DC	September 17, 2021	105,447	$81,577	$39,220	$23,137

Total					142,532 / 134,610	$92,587	$45,526	$28,326

Note: As of September 30, 2021, Pen Place was classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an Estimated Potential Development Density of 2.1 million SF.

DEBT SUMMARY	SEPTEMBER 30, 2021 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share	2021	2022	2023	2024	2025	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	200,000	200,000	—	—	400,000
Total unsecured debt	—	—	200,000	200,000	—	—	400,000
Secured Debt:
Consolidated principal balance	—	107,500	169,684	128,448	555,829	722,946	1,684,407
Unconsolidated principal balance	—	86,818	109,738	—	124,349	44,554	365,459
Total secured debt	—	194,318	279,422	128,448	680,178	767,500	2,049,866

Total Consolidated and Unconsolidated Principal Balance	$—	$194,318	$479,422	$328,448	$680,178	$767,500	$2,449,866

% of total debt maturing	—	7.9%	19.6%	13.4%	27.8%	31.3%	100.0%
% floating rate (1)	—	41.8%	22.9%	—	30.6%	84.0%	42.6%
% fixed rate (2)	—	58.2%	77.1%	100.0%	69.4%	16.0%	57.4%

Weighted Average Interest Rates
Variable rate	—	1.86%	3.75%	—	1.71%	2.16%	2.21%
Fixed rate	—	3.60%	3.75%	3.07%	4.35%	4.26%	3.82%
Total Weighted Average Interest Rates	—	2.87%	3.75%	3.07%	3.54%	2.49%	3.14%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility	Term Loan	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$—	$200,000	$200,000	$400,000
Letters of credit	$1,411	$—	$—	$1,411
Undrawn capacity	$998,589	$—	$—	$998,589
Interest rate spread (3)	1.05%	1.20%	1.15%	1.18%
All-In interest rate (4)	1.13%	2.59%	2.49%	2.54%
Initial maturity date	Jan‑25	Jan‑23	Jul‑24	—

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps.
(3)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(4)	The all-in interest rate is inclusive of interest rate swaps. As of September 30, 2021, we had interest rates swaps for the Tranche A-1 Term Loan and the Tranche A-2 Term Loan.

DEBT BY INSTRUMENT	SEPTEMBER 30, 2021 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Consolidated
Credit Facility - Tranche A‑1 Term Loan	100.0%	$200,000	L + 1.20%	Swap	2.59%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	131,535	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	38,149	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	128,448	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.05%	—	1.13%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
1900 Crystal Drive (3) (4)	—	—	L + 3.00%	—	3.25%	04/25/26	04/25/26
4747 Bethesda Avenue	100.0%	175,000	L + 1.35%	Cap	1.43%	02/20/27	02/20/27
RTC - West (4)	100.0%	117,300	L + 1.40%	—	1.65%	04/22/25	04/22/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
1225 S. Clark Street	100.0%	85,000	L + 1.60%	—	1.68%	07/27/28	07/27/28
1221 Van Street	100.0%	87,253	L + 2.51%	Cap	2.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	L + 2.51%	Cap	2.59%	08/01/30	08/01/30
The Bartlett	100.0%	217,453	L + 2.51%	Cap	2.59%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,084,407
Premium / (discount) recognized as a result of the Formation Transaction		687
Deferred financing costs - mortgage loans (5)		(14,751)
Deferred financing costs - credit facility (5)		(6,917)
Total Consolidated Indebtedness		$2,063,426

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,674,285
Revolving credit facility		—
Deferred financing costs, net (included in other assets) (5)		(9,352)
Unsecured term loan		398,493
Total Consolidated Indebtedness		$2,063,426

DEBT BY INSTRUMENT	SEPTEMBER 30, 2021 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Unconsolidated
Atlantic Plumbing	64.0%	$100,000	L + 1.50%	—	1.58%	11/08/22	11/08/22
Stonebridge at Potomac Town Center (4)	10.0%	84,600	L + 3.50%	—	3.75%	12/10/22	12/10/22
Galvan	1.8%	89,500	L + 2.20%	—	2.28%	03/03/23	03/03/23
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail (4)	49.0%	208,984	L + 3.65%	Cap	3.90%	05/09/23	05/09/24
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	48,982	L + 2.00%	Cap	2.08%	08/29/22	08/29/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	1.48%	12/12/23	12/12/24
The Alaire	18.0%	46,268	L + 1.82%	Cap	1.90%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
8001 Woodmont	50.0%	89,107	4.82%	Fixed	4.82%	01/15/27	01/15/27
1900 N Street	55.0%	149,835	L + 1.70%	Cap	1.78%	04/30/25	04/30/27
Total Unconsolidated Principal Balance		1,080,089
Deferred financing costs		(5,785)
Total Unconsolidated Indebtedness		$1,074,304

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,084,407
Unconsolidated principal balance at JBG SMITH Share		365,459
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,449,866

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,063,426
Unconsolidated indebtedness at JBG SMITH Share		362,698
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,426,124

(1)	September 30, 2021 one-month LIBOR of 0.08% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3)	In March 2021, we leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. In March 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. See footnote (3) on page 40 for additional information.
(4)	The base rate for this loan was 0.25% as of September 30, 2021.
(5)	As of September 30, 2021, net deferred financing costs related to an unfunded mortgage loan totaling $4.0 million and the revolving credit facility totaling $5.4 million were included in "Other assets, net" in our condensed consolidated balance sheet.

CONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2021 (Unaudited)

Consolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
The Wren (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	332,682

Total Consolidated Real Estate Ventures					332,682

Note: Total SF at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded. As of September 30, 2021, JBG SMITH's ownership interest was 96.0%.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2021 (Unaudited)

Unconsolidated Real

Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,855
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,567
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	145,120
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,791
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	196,921
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L’Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
					3,083,511

J.P. Morgan Global Alternatives (1)
Potomac Yard Landbay F - Block 15	Multifamily	Alexandria, VA	National Landing	50.0%	181,300
Potomac Yard Landbay F - Block 19	Multifamily	Alexandria, VA	National Landing	50.0%	238,100
Potomac Yard Landbay G	Future Development	Alexandria, VA	National Landing	50.0%	712,000
Potomac Yard Landbay F	Future Development	Alexandria, VA	National Landing	50.0%	901,000
					2,032,400

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	504,327
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	225,683
The Gale Eckington	Multifamily	Washington, DC	Union Market / NoMa / H Street	5.0%	466,716
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					1,465,153

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2021 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,035
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	208,945
					477,980

Bresler / Brookfield
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	265,800
51 N Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	142,200
					585,500

Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	551,758

Berkshire Group
8001 Woodmont	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	358,564

Total Unconsolidated Real Estate Ventures					9,217,466

Note: Total SF at 100% share.

(1)	J.P. Morgan Global Alternatives is the advisor for an institutional investor.

DEFINITIONS	SEPTEMBER 30, 2021

Definitions

"Annualized Rent" is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of September 30, 2021, multiplied by 12, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of September 30, 2021, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy. The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized Rent per Square Foot" is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

"Development Pipeline" refers to the Near-Term Development and Future Development Pipelines.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 15.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of September 30, 2021, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2021. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	SEPTEMBER 30, 2021

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

“First-generation” is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 16-17.

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"GAAP" means accounting principles generally accepted in the United States.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of September 30, 2021.

DEFINITIONS	SEPTEMBER 30, 2021

"In-Service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2021.

"JBG SMITH Share" refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended September 30, 2021 divided by occupied units; retail rent is excluded from this metric.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2021 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of September 30, 2021. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	SEPTEMBER 30, 2021

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction and Near-Term Development Pipeline assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of September 30, 2021, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of September 30, 2021, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses", a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended September 30, 2021.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-Generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of September 30, 2021, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for Under-Construction

DEFINITIONS	SEPTEMBER 30, 2021

assets, management's estimate of approximate rentable square feet based on current design plans as of September 30, 2021, and (iv) for Near-Term and Future Development Pipeline assets, management's estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of September 30, 2021.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2021.

.

APPENDIX – TRANSACTION AND OTHER COSTS	SEPTEMBER 30, 2021

	Three Months Ended
dollars in thousands	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

Transaction and Other Costs
Demolition costs	$1,422	$439	$1,008	$503	$179
Integration and severance costs	154	222	240	628	406
Completed, potential and pursued transaction expenses (1)	1,375	1,609	2,442	13	260
Total	$2,951	$2,270	$3,690	$1,144	$845

(1)	For Q1 2021, includes $1.1 million of transaction costs attributable to noncontrolling interests.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Are Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q3 2021		Q2 2021		Q1 2021		Q4 2020		Q3 2020

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$996		$(3,318)		$(24,069)		$(50,168)		$(25,005)
Depreciation and amortization expense	56,726		56,678		64,726		64,170		56,481
Interest expense	17,243		16,773		16,296		17,661		16,885
Income tax expense (benefit)	217		(5)		4,315		(544)		(488)
Unconsolidated real estate ventures allocated share of above adjustments	10,147		10,581		10,164		10,072		9,987
EBITDA attributable to noncontrolling interests	(54)		(41)		1,071		(2)		(4)
EBITDA	$85,275		$80,668		$72,503		$41,189		$57,856
Gain on sale of real estate	—		(11,290)		—		—		—
(Gain) loss on sale of unconsolidated real estate assets	(23,137)		(5,189)		—		(826)		—
Impairment of investments in unconsolidated real estate ventures	1,380		—		—		—		—
Real estate impairment loss (1)	—		—		—		7,805		—

EBITDAre	$63,518		$64,189		$72,503		$48,168		$57,856
Transaction and Other Costs (2)	2,951		2,270		2,582		1,144		845
Impairment loss (1)	—		—		—		2,427		—
Loss on extinguishment of debt	—		—		—		29		—
Share-based compensation related to Formation Transaction and special equity awards	3,480		4,441		4,945		6,246		7,133
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)		(92)		(330)		(152)		(436)
Unconsolidated real estate ventures allocated share of above adjustments	130		9		31		90		—

Adjusted EBITDA	$69,799		$70,817		$79,731		$57,952		$65,398

Net Debt to Annualized Adjusted EBITDA (3)	7.9	x	7.6	x	6.8	x	9.2	x	7.7	x

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)	$2,063,426	$1,979,494	$1,979,208	$1,985,061	$2,081,456
Unconsolidated indebtedness (4)	362,698	399,262	401,389	395,550	393,398
Total consolidated and unconsolidated indebtedness	2,426,124	2,378,756	2,380,597	2,380,611	2,474,854
Less: cash and cash equivalents	213,612	217,543	223,142	241,066	465,532
Net Debt (at JBG SMITH Share)	$2,212,512	$2,161,213	$2,157,455	$2,139,545	$2,009,322

Note: All EBITDA measures as shown above are attributable to OP Units.

(1)	During Q4 2020, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	See page 55 for the components of Transaction and Other Costs. For Q1 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests.
(3)	Calculated using the Net Debt below. Adjusted EBITDA is annualized by multiplying by four.
(4)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

FFO and Core FFO
Net income (loss) attributable to common shareholders	$893	$(2,973)	$(20,731)	$(45,655)	$(22,793)
Net income (loss) attributable to redeemable noncontrolling interests	103	(345)	(2,230)	(4,513)	(2,212)
Net loss attributable to noncontrolling interests	—	—	(1,108)	—	—
Net income (loss)	996	(3,318)	(24,069)	(50,168)	(25,005)
Gain on sale of real estate	—	(11,290)	—	—	—
Gain on sale of unconsolidated real estate assets	(23,137)	(5,189)	—	(826)	—
Real estate depreciation and amortization	54,547	54,475	62,500	61,865	54,004
Impairment of investments in unconsolidated real estate ventures	1,380	—	—	—	—
Real estate impairment loss (1)	—	—	—	7,805	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,002	7,277	7,311	7,219	7,350
FFO attributable to noncontrolling interests	(54)	(41)	1,071	(2)	(4)
FFO Attributable to OP Units	$40,734	$41,914	$46,813	$25,893	$36,345
FFO attributable to redeemable noncontrolling interests	(4,703)	(4,054)	(4,485)	(2,810)	(3,945)
FFO attributable to common shareholders	$36,031	$37,860	$42,328	$23,083	$32,400

FFO attributable to OP Units	$40,734	$41,914	$46,813	$25,893	$36,345
Transaction and Other Costs, net of tax (2)	2,928	2,241	2,552	1,071	798
Impairment loss (1)	—	—	—	2,427	—
(Gain) loss from mark-to-market on derivative instruments	37	46	(133)	11	203
Loss on extinguishment of debt	—	—	—	29	—
Losses and distributions in excess of our investment in unconsolidated real estate venture	(280)	(92)	(330)	(152)	(436)
Share-based compensation related to Formation Transaction and special equity awards	3,480	4,441	4,945	6,246	7,133
Amortization of management contracts intangible, net of tax	1,072	1,073	1,072	1,073	1,072
Unconsolidated real estate ventures allocated share of above adjustments	112	6	(10)	36	(55)
Core FFO Attributable to OP Units	$48,083	$49,629	$54,909	$36,634	$45,060
Core FFO attributable to redeemable noncontrolling interests	(5,552)	(4,800)	(5,260)	(3,976)	(4,891)
Core FFO attributable to common shareholders	$42,531	$44,829	$49,649	$32,658	$40,169
FFO per diluted common share	$0.27	$0.29	$0.32	$0.17	$0.24
Core FFO per diluted common share	$0.32	$0.34	$0.38	$0.25	$0.30
Weighted average shares - diluted (FFO and Core FFO)	131,351	131,485	131,542	132,628	133,880

See footnotes on page 58.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020

FAD
Core FFO attributable to OP Units	$48,083	$49,629	$54,909	$36,634	$45,060
Recurring capital expenditures and second-generation tenant improvements and leasing commissions (3)	(12,124)	(12,226)	(10,431)	(15,284)	(11,395)
Straight-line and other rent adjustments (4)	(3,701)	(4,088)	(4,765)	15,433	(4,935)
Third-party lease liability assumption payments	(422)	(703)	(678)	(836)	(784)
Share-based compensation expense	7,805	9,045	8,070	6,496	7,642
Amortization of debt issuance costs	1,126	1,096	1,105	1,059	829
Unconsolidated real estate ventures allocated share of above adjustments	(1,478)	(1,333)	(1,326)	1,265	(1,687)
Non-real estate depreciation and amortization	703	727	750	829	1,002
FAD available to OP Units (A)	$39,992	$42,147	$47,634	$45,596	$35,732
Distributions to common shareholders and unitholders (B)	$33,688	$33,511	$35,435	$33,362	$33,743
FAD Payout Ratio (B÷A) (5)	84.2%	79.5%	74.4%	73.2%	94.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$7,404	$4,376	$3,926	$6,325	$3,096
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	265	324	47	186	327
Second-generation tenant improvements and leasing commissions	3,762	7,454	6,064	8,773	6,779
Share of second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	693	72	394	—	1,193
Recurring capital expenditures and second-generation tenant improvements and leasing commissions	12,124	12,226	10,431	15,284	11,395
Non-recurring capital expenditures	5,885	4,352	2,836	6,380	4,840
Share of non-recurring capital expenditures from unconsolidated real estate ventures	177	56	51	160	54
First-generation tenant improvements and leasing commissions	2,603	1,703	835	8,910	4,033
Share of first-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	93	199	1,192	747	674
Non-recurring capital expenditures	8,758	6,310	4,914	16,197	9,601
Total JBG SMITH Share of Capital Expenditures	$20,882	$18,536	$15,345	$31,481	$20,996

(1)	During Q4 2020, we determined that a commercial asset was impaired due to a decline in the fair value of the asset and recorded an impairment loss of $10.2 million, of which $7.8 million related to real estate. The remaining $2.4 million of the impairment loss was attributable to the right-of-use asset associated with the property’s ground lease.
(2)	See page 55 for the components of Transaction and Other Costs. For Q1 2021, excludes $1.1 million of transaction costs attributable to noncontrolling interests.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2021 (Unaudited)

Appendix – NOI Reconciliations

in thousands	Three Months Ended
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Net income (loss) attributable to common shareholders	$893	$(2,973)	$(20,731)	$(45,655)	$(22,793)
Add:
Depreciation and amortization expense	56,726	56,678	64,726	64,170	56,481
General and administrative expense:
Corporate and other	12,105	13,895	12,475	9,156	11,086
Third-party real estate services	25,542	25,557	28,936	28,569	28,207
Share-based compensation related to Formation Transaction and special equity awards	3,480	4,441	4,945	6,246	7,133
Transaction and Other Costs	2,951	2,270	3,690	1,144	845
Interest expense	17,243	16,773	16,296	17,661	16,885
Loss on extinguishment of debt	—	—	—	29	—
Impairment loss	—	—	—	10,232	—
Income tax expense (benefit)	217	(5)	4,315	(544)	(488)
Net income (loss) attributable to redeemable noncontrolling interests	103	(345)	(2,230)	(4,513)	(2,212)
Net loss attributable to noncontrolling interests	—	—	(1,108)	—	—
Less:
Third-party real estate services, including reimbursements revenue	25,842	26,745	38,107	30,069	26,987
Other income	1,568	1,904	2,186	9,934	2,292
Income (loss) from unconsolidated real estate ventures, net	20,503	3,953	(943)	(3,194)	(965)
Interest and other income (loss), net	192	(38)	9	(1,646)	—
Gain on sale of real estate	—	11,290	—	—	—

Consolidated NOI	71,155	72,437	71,955	51,332	66,830
NOI attributable to unconsolidated real estate ventures at our share	7,336	8,109	7,512	7,521	7,130
Non-cash rent adjustments (1)	(3,701)	(4,088)	(4,765)	15,433	(4,934)
Other adjustments (2)	4,683	5,191	4,738	(3,284)	2,881
Total adjustments	8,318	9,212	7,485	19,670	5,077
NOI	$79,473	$81,649	$79,440	$71,002	$71,907
Less: out-of-service NOI loss (3)	(2,019)	(1,329)	(1,361)	(801)	(442)
Operating portfolio NOI	$81,492	$82,978	$80,801	$71,803	$72,349

Note: NOI, Non-Same Store NOI and Same Store NOI are presented as originally reported in the respective quarter.

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets and Near-Term and Future Development Pipelines.

JBGS Divider